Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and among

CAROUSEL DESIGNS, LLC,

PRITECH, INC.,

THE SHAREHOLDERS LISTED

ON THE SIGNATURE PAGE HERETO

and

CAROUSEL ACQUISITION, LLC

August 4, 2017

i

EXHIBITS

Exhibit A	Form of Employment Agreement
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of Bill of Sale
Exhibit D	Form of Assignment and Assumption Agreement
Exhibit E	Form of Intellectual Property Assignment
Exhibit F	Form of Facilities Lease

SCHEDULES

2.2(c)	Assumed Contracts
2.3(k)	Excluded Assets
7.4(a)	Eligible Employees
8.1(a)	Required Consents

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the “Agreement”), dated as of the 4th day of August, 2017, is made by and among CAROUSEL ACQUISITION, LLC, a Delaware limited liability company (“Buyer”), CAROUSEL DESIGNS, LLC, a Georgia limited liability company (“Seller”), PRITECH, INC., a Georgia corporation (“Pritech”), and all of the shareholders of Pritech listed on the signature page hereto (each, a “Shareholder” and, collectively, the “Shareholders”). Seller, Pritech and the Shareholders are referred to collectively herein as the “Seller Parties” and each, individually, as a “Seller Party.”

WHEREAS, the Shareholders own in the aggregate all of the issued and outstanding shares of capital stock of Pritech;

WHEREAS, Pritech owns all of the issued and outstanding membership interests of Seller;

WHEREAS, Seller is engaged in the business of manufacturing and online marketing of (i) infant, toddler and juvenile bedding and accessories and (ii) fabric to be used for infant, toddler and juvenile bedding or nursery (such business, as conducted on the date hereof, the “Business”); and

WHEREAS, Buyer wishes to purchase the Acquired Assets and assume the Assumed Liabilities from Seller, and Seller wishes to sell, assign, transfer and deliver the Acquired Assets and assign the Assumed Liabilities to Buyer, on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1     Definitions. As used in this Agreement, the following capitalized terms shall have the meanings set forth below:

“Accountants” has the meaning set forth in Section 3.3(c).

“Accountants’ Determination” has the meaning set forth in Section 3.3(d).

“Accounts Receivable” has the meaning set forth in Section 2.2(j).

“Acquired Assets” has the meaning set forth in Section 2.2.

“Acquired Intellectual Property” has the meaning set forth in Section 2.2(b).

“Acquired Inventory” has the meaning set forth in Section 2.2(a).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management of such Person, whether through ownership of voting securities, as trustee or executor, by contract or any other means, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” has the meaning set forth in the preamble hereto.

“Assignment and Assumption Agreement” has the meaning set forth in Section 8.1(e).

“Allocation” has the meaning set forth in Section 3.4.

“Assumed Contracts” has the meaning set forth in Section 2.2(c).

“Assumed Liabilities” has the meaning set forth in Section 2.4(a).

“Bill of Sale” has the meaning set forth in Section 8.1(d).

“Business” has the meaning set forth in the recitals hereto.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks are required or authorized by applicable Law to be closed in Atlanta, Georgia.

“Buyer” has the meaning set forth in the preamble hereto.

“Buyer Employee Plans” has the meaning set forth in Section 7.4(b).

“Buyer Indemnified Parties” has the meaning set forth in Section 9.2(a).

“Buyer Parent” means Crown Crafts, Inc., a Delaware corporation and the sole member of Buyer.

“Buyer Parties” has the meaning set forth in Section 9.2(b).

“Closing” has the meaning set forth in Section 4.1.

“Closing Adjustment Computations” has the meaning set forth in Section 3.3(a).

“Closing Adjustment Statement” has the meaning set forth in Section 3.3(a).

“Closing Date” has the meaning set forth in Section 4.1.

“Closing Documents” means this Agreement, the Bill of Sale, the Assignment and Assumption Agreement and the Intellectual Property Assignment, together with any other agreements, instruments and documents required to be delivered at the Closing, but excluding the Escrow Agreement, the Employment Agreements and the Facilities Lease.

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code and of any similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any contract, agreement, Lease, license, purchase order, indenture, note, bond, loan, instrument, commitment or other arrangement, in each case, whether oral or written, that is binding on any Person under applicable Law.

“Deductible” has the meaning set forth in Section 9.3(a).

“Disclosure Schedule” means the Disclosure Schedule delivered by Seller concurrently with the execution and delivery of this Agreement.

“Disputed Items” has the meaning set forth in Section 3.3(c).

“Effective Time” has the meaning set forth in Section 4.1.

“Eligible Employees” has the meaning set forth in Section 7.4(a).

“Employee Benefit Plan” or “Employee Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and each other benefit plan, program or arrangement maintained, sponsored, contributed to or required to be contributed to by Seller or with respect to which Seller has or could have any Liability.

“Employment Agreements” means the Employment Agreements, to be dated as of the Closing Date, between Buyer and each of the Shareholders, substantially in the form of Exhibit A.

“Environmental Law” means any and all Laws, orders, permits, policies, guidance documents or agreements with any Governmental Authority relating to the protection of health, the environment or worker health and safety, including the handling, use, generation, treatment, storage, transportation, disposal or other management of or release of Hazardous Materials, whether now existing or subsequently amended or enacted, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Occupational Safety & Health Act of 1970, 29 U.S.C. § 651 et seq.; and the state analogies thereto, and any common law doctrine, including negligence, nuisance, trespass, personal injury or property damage related to or arising out of the presence, release or exposure to a Hazardous Material.

“Equity Interest” means, with respect to any Person, any shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, options or rights for the purchase or other acquisition from such Person of such shares (or such other ownership or profits interests) and other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting.

“ERISA” means the Employee Retirement Income Security Act of 1974, including the regulations and published interpretations thereunder.

“ERISA Affiliate” means each Person that at any relevant time is or was treated as a single employer with Seller pursuant to Section 414 of the Code.

“Escrow Agent” means the entity designated to serve as escrow agent under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement among Buyer, Seller and the Escrow Agent, to be executed and delivered at the Closing, in the form attached hereto as Exhibit B.

“Escrow Amount” means the sum of Six Hundred Sixty Thousand and No/100 Dollars ($660,000.00), to be deposited with the Escrow Agent at the Closing and held subject to the Escrow Agreement.

“Excluded Assets” has the meaning set forth in Section 2.3.

“Excluded Liabilities” has the meaning set forth in Section 2.4(b).

“Facilities Lease” has the meaning set forth in Section 8.1(g).

“Final Closing Adjustment Statement” has the meaning set forth in Section 3.3(g).

“Final Working Capital” means the inventory of Seller less the sum of the following Liabilities of Seller: accounts payable, sales tax payable, paid time off and refunds for defective products, in each case determined as of the Effective Time and calculated in accordance with GAAP and in a manner consistent with the calculation of the Target Working Capital.

“Financial Statements” has the meaning set forth in Section 5.8.

“Fundamental Representations” has the meaning set forth in Section 9.1.

“GAAP” means United States generally accepted accounting principles as in effect on the date hereof.

“Governmental Authority” means any federal, state, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality or court, tribunal, arbitrator or arbitral body, in each case, to the extent the same has personal jurisdiction over the Person, property or assets in question.

“Governmental License” means any license, permit, consent, registration, qualification, franchise, exemption or authorization issued, granted or awarded by any Governmental Authority.

“Hazardous Materials” means all materials, chemicals, substances, wastes, pollutants, contaminants, constituents and compounds of any nature or in any form, including radioactive materials, radon, petroleum and its products and compounds, asbestos or asbestos-containing materials, polychlorinated biphenyls and mold that are regulated pursuant to, or can give rise to liability under, any applicable Environmental Law.

“Hired Employees” has the meaning set forth in Section 7.4(a).

“Indebtedness” means, with respect to any Person, at any time of determination, without duplication: (a) any obligations of such Person under any indebtedness for borrowed money; (b) any indebtedness of such Person evidenced by any note, bond, debenture or other debt security; (c) any commitment by which such Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit); (d) any indebtedness of such Person pursuant to a guarantee to a creditor of another Person; (e) any obligations under capitalized leases or with respect to which such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations such Person assures a lender or lessor under any such capitalized lease against loss; (f) any borrowing of money secured by a Lien on such Person’s assets; and (g) any obligation for interest, premiums, penalties, fees, make-whole payments, expenses, indemnities, breakage costs and bank overdrafts with respect to items described in the foregoing clauses (a) through and including (f).

“Indemnitee” has the meaning set forth in Section 9.4(a).

“Indemnitor” has the meaning set forth in Section 9.4(a).

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world, presently or hereafter existing, whether arising by operation of law, contract, license or otherwise: (a) all inventions (whether or not patentable or reduced to practice), all improvements thereto, and all patents (including utility model rights, design rights and industrial property rights), patent applications and invention disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (b) all trademarks, service marks, trade dress, logos, slogans, designs, trade names, business names, corporate names, Internet domain names and all other indicia of origin, together with all translations, adaptations, derivations and combinations thereof, all applications, registrations and renewals in connection therewith, and including all goodwill associated with any of the foregoing (collectively, “Marks”); (c) all works of authorship (whether or not copyrightable) and rights associated therewith, including all copyrights, derivative works and all applications, registrations and renewals in connection therewith; (d) all trade secrets and business information (including all know-how, technologies, manufacturing and production and other processes, techniques, methodologies, formulas, compositions, industrial models, layouts, designs, drawings, charts, manuals, specifications, ideas, research and development and confidential information, technical data, customer and supplier lists, pricing and cost information and business and marketing plans and proposals); (e) all computer software, including source code, executable code, user interface, algorithms, data, databases, web sites, firmware and related documentation; and (f) all other proprietary intellectual property rights and all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“Intellectual Property Assignment” has the meaning set forth in Section 8.1(f).

“IRS” means the Internal Revenue Service or any successor thereto.

“Knowledge of Seller” or words of similar import means the actual knowledge of each Shareholder and such knowledge that would reasonably be expected to be known by such Shareholder in the ordinary and usual course of the performance of such Shareholder’s professional responsibility with respect to Seller or the Business.

“Law” means any binding statute, law, treaty, rule, regulation, order, decree or writ of any court or Governmental Authority.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in the real property held by Seller.

“Leasehold Improvements” means all buildings, structures, facilities, improvements and fixtures located on any Leased Real Property which are owned by Seller, regardless of whether title to such buildings, structures, facilities, improvements or fixtures are subject to reversion to the landlord or other third party upon the expiration or termination of the Lease for such Leased Real Property.

“Leases” means all leases, subleases, licenses and other agreements (written or oral), including all amendments, extensions, renewals, additions, supplements, restatements, guaranties and other agreements with respect thereto, pursuant to which Seller holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of Seller thereunder.

“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Lien” means any mortgage, pledge, lien, encumbrance, charge or other security interest or easement, restrictive covenant, purchase option, right of first refusal or other similar transfer restriction.

“Loss” or “Losses” has the meaning set forth in Section 9.2(a).

“M&A Qualified Beneficiaries” has the meaning set forth in Section 7.4(g).

“Marks” has the meaning set forth in the definition of “Intellectual Property.”

“Material Adverse Effect” or “Material Adverse Change” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate with other events, occurrences, facts, conditions or changes, materially adverse to the business, assets, properties, condition (financial or otherwise), results of operations or cash flow of Seller; provided, however, that “Material Adverse Effect” or “Material Adverse Change” shall not include any event, occurrence, fact, condition or change directly or indirectly arising out of or attributable to: (a) conditions generally affecting the industry in which the Business operates, if such changes do not have a disproportionately adverse effect on Seller; (b) changes in financial or securities markets generally, if such changes do not have a disproportionately adverse effect on Seller; (c) any action taken or omissions to act by Seller or its Affiliates at Buyer’s or its Affiliate’s request or otherwise required or permitted by this Agreement; or (d) a public announcement related to, or the consummation of the transactions contemplated by, this Agreement.

“Material Contracts” has the meaning set forth in Section 5.14(a).

“Material Customer” has the meaning set forth in Section 5.23.

“Material Supplier” has the meaning set forth in Section 5.24.

“Objection” has the meaning set forth in Section 3.3(c).

“Ordinary Course of Business” means in accordance with the historical and customary day-to-day practices of Seller in regard to the activity in question (including with respect to quantity and frequency and including any conduct that is reasonably related, complementary or incidental thereto).

“Organizational Documents” means, with respect to any Person that is a corporation, its articles or certificate of incorporation and bylaws; with respect to any Person that is a partnership, its certificate of partnership and partnership agreement; with respect to any Person that is a limited liability company, its certificate of formation or organization and limited liability company or operating agreement; with respect to any Person that is a trust or other entity, its declaration or agreement of trust or constituent document; and with respect to any other Person that is not an individual, its comparable organizational documents, in each case, as amended or restated.

“Permitted Encumbrances” means: (a) Liens for Taxes or governmental assessments not yet due and payable or for which Seller is or its Affiliate are contesting in good faith through appropriate proceedings; (b) builder, mechanic, warehousemen, materialmen, contractor, workmen, repairmen or carrier Liens, or other similar Liens arising and continuing in the Ordinary Course of Business for obligations for which payment has been made by Seller or which are being contested in good faith by appropriate legal proceedings; and (c) zoning restrictions, easements, licenses, reservations or other restrictions on the use of real property which do not interfere with the current use of any real property in the operation of the Business or materially impair the value of such real property for the purpose of the Business.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or any Governmental Authority (or any department, agency or political subdivision thereof).

“Personal Property” has the meaning set forth in Section 2.2(a).

“Post-Closing Adjustment” has the meaning set forth in Section 3.3(a).

“Printer Leases” means that certain Master Lease Agreement, Master Lease Number: 29346-90000, dated as of August 7, 2015, by and between Carousel Designs, LLC and Bank of America, N.A., as amended by Schedule Number: 001, dated as of August 7, 2015, and Schedule Number: 002, dated as of July 26, 2016.

“Pritech” has the meaning set forth in the preamble hereto.

“Purchase Price” has the meaning set forth in Section 3.1.

“Real Property Permits” has the meaning set forth in Section 5.12(g).

“Reference Balance Sheet” has the meaning set forth in Section 5.8.

“Reference Balance Sheet Date” means May 31, 2017.

“Representative” means, with respect to any Person, any officer, director, principal, attorney, employee, agent, consultant, advisor, accountant or other representative of such Person.

“Restricted Period” has the meaning set forth in Section 7.3(a).

“Restricted Territory” has the meaning set forth in Section 7.3(a).

“Seller” has the meaning set forth in the preamble hereto.

“Seller Indemnified Parties” has the meaning set forth in Section 9.2(b).

“Seller Intellectual Property Rights” has the meaning set forth in Section 5.13(a).

“Seller Parties” has the meaning set forth in the preamble hereto.

“Seller Registered IP” has the meaning set forth in Section 5.13(a).

“Seller Representative” has the meaning set forth in Section 10.1.

“Sensitive Data” means the confidential information of Seller, the Business, Seller’s employees and Seller’s customers and any other personally identifiable data, user data or similar information in Seller’s possession, custody or control, otherwise held or processed on Seller’s behalf or otherwise used in the Business.

“Shareholders” has the meaning set forth in the preamble hereto.

“Special Cap” has the meaning set forth in Section 9.3(b).

“Straddle Period” has the meaning set forth in Section 7.6(c).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which: (a) if a corporation, then a majority of the total voting power of shares of stock entitled to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), then a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons are deemed to own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be, or control, any managing member or general partner of such business entity (other than a corporation).

“Survival Period” has the meaning set forth in Section 9.1.

“Target Ceiling” means Six Hundred Fifty-One Thousand and No/100 Dollars ($651,000.00).

“Target Floor” means Five Hundred One Thousand and No/100 Dollars ($501,000.00).

“Target Working Capital” means Five Hundred Seventy-Six Thousand and No/100 Dollars ($576,000.00).

“Tax” or “Taxes” means, in each case whether or not disputed, all United States federal, state or local or non-United States taxes (and all assessments, charges, duties, fees, levies or other similar amounts in each case in the nature of a tax), including all income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, stamp duty reserve, license, payroll, withholding, ad valorem, value added, alternative minimum, environmental, customs, social security (or similar), unemployment, sick pay, disability, registration and other taxes, together with all estimated taxes, deficiency assessments, additions to tax, penalties and interest imposed thereon.

“Tax Return” means any return, declaration, report, claim for refund or other statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof, filed or required to be filed with any Governmental Authority in connection with the enforcement, administration, determination, assessment or collection of any Tax.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Employment Agreements, the Bill of Sale, the Assignment and Assumption Agreement, the Intellectual Property Assignment and the Facilities Lease, together with any other agreements, instruments and documents required to be delivered at the Closing.

“Transfer Taxes” has the meaning set forth in Section 7.5.

“Unresolved Item” has the meaning set forth in Section 3.3(c).

“WARN Act” has the meaning set forth in Section 5.17(d).

Section 1.2     Terms Generally. The definitions in Section 1.1 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “or” shall be inclusive and not exclusive, the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” and the words “herein,” “hereof” and “hereunder” and words of similar import refer to this Agreement (including the Exhibits, Schedules and Disclosure Schedule) in its entirety and not to any part hereof unless the context shall otherwise require. All references herein to Articles, Sections, Exhibits and the Disclosure Schedule shall be deemed references to Articles and Sections of, and Exhibits or Schedules to, this Agreement or Sections of the Disclosure Schedule unless the context shall otherwise require. Unless the context shall otherwise require, any references to any agreement or other instrument or any Law are to such agreement, instrument or Law as the same may be amended and supplemented from time to time (and, in the case of any statute or regulation, to any successor provisions). Any reference to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Days”) shall be interpreted as a reference to a calendar day or number of calendar days. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

ARTICLE II
ASSET PURCHASE

Section 2.1     Purchase and Sale of Assets. Subject to the terms and conditions set forth in this Agreement, Seller shall, at the Closing and effective as of the Effective Time, sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest, as of the Closing, in, to and under the Acquired Assets, free and clear of all Liens (other than Permitted Encumbrances).

Section 2.2     Acquired Assets. As used herein, “Acquired Assets” shall mean, other than the Excluded Assets, any and all assets, properties, rights, licenses, Contracts, causes of action and businesses of every kind and description, wherever located, real, personal or mixed, tangible or intangible, to the extent owned, licensed or leased by Seller and used (or held for use) by Seller in the Business, including all right, title and interest of Seller in, to and under the following as of the Effective Time:

(a)     all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones and other tangible personal property of Seller used (or held for use) in the Business (collectively, the “Personal Property”), including all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories of Seller used in the operation of the Business (the “Acquired Inventory”);

(b)     all Intellectual Property of Seller used (or held for use) in the Business and all goodwill associated therewith (the “Acquired Intellectual Property”);

(c)     subject to the terms and conditions thereof, all rights and benefits of Seller under Contracts relating to the Business that are specifically listed on Schedule 2.2(c) attached hereto (collectively, the “Assumed Contracts”);

(d)      all rights and benefits of Seller under any Contract that prohibits or restricts any Person from engaging in competition with Seller, soliciting Seller’s customers or employees, or using or disclosing any of Seller’s or other Person’s confidential information;

(e)     all goodwill and going concern value of Seller relating to the Business;

(f)     to the extent transferable in accordance with the terms thereof and applicable Law, all Governmental Licenses, if any, held by Seller related to the Business or the Acquired Assets;

(g)     originals, or where not available, copies, of all books, records and files related to the Business, the Acquired Assets or the Assumed Liabilities, including books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and files relating to the Acquired Intellectual Property and personnel and payroll records;

(h)     all rights of Seller under manufacturers’, vendors’, suppliers’ and contractors’ guaranties, indemnities, representations and warranties relating to the Acquired Assets, the Assumed Liabilities or the Business;

(i)     all claims of Seller against third parties relating to the Acquired Assets, the Assumed Liabilities or the Business, including all claims, causes of action, choses in action and rights to insurance under insurance policies;

(j)     all accounts, accounts receivable and notes receivable of Seller, arising from or related to the Business (the “Accounts Receivable”);

(k)     all security deposits and similar payments related to the Business;

(l)     all rights of Seller relating to deposits and prepaid expenses, claims of refunds and rights to offset in respect thereof that are related to the Business and are not excluded under Section 2.3(i);

(m)     all rights to the telephone numbers, email addresses, Internet connections and facsimile numbers of Seller relating to the Business;

(n)     all vendor numbers and UPC codes of the company used in the Business; and

(o)     all rights and privileges of Seller under applicable Law.

Section 2.3     Excluded Assets. Notwithstanding Section 2.2 of this Agreement, Seller is not selling, and Buyer is not purchasing, any right, title or interest of Seller in, to or under the following (collectively, the “Excluded Assets”), all of which shall be retained by Seller:

(a)     all cash and cash equivalents of Seller, including cash used in the Business;

(b)     all claims, causes of action, choses in action, rights to insurance or indemnity, rights of recovery and rights of set-off of any kind against any Person to the extent arising out of or relating to any Excluded Asset or Excluded Liability;

(c)     all books and records that Seller is required by applicable Law to maintain in its possession;

(d)     the minute books, organizational documents, stock or membership interest records and seal of Seller;

(e)     all Tax Returns, and all notes, worksheets, files or documents relating thereto, for any period prior to the Effective Time;

(f)     all Governmental Licenses that are not otherwise Acquired Assets;

(g)     any billbacks, discounts or supplier rebates relating to inventory (other than the Acquired Inventory) to the extent received by Seller prior to the Closing;

(h)     all claims for and rights to receive refunds, credits, overpayments, rebates or similar payments of Taxes;

(i)     all claims, causes of action, choses in action and rights to insurance under insurance policies related solely to the Excluded Assets, regardless of when discovered or claimed;

(j)     all Contracts of Seller other than the Assumed Contracts;

(k)     the vehicles and other assets listed on Schedule 2.3(k); and

(l)     the rights of Seller under this Agreement and each other Transaction Document.

Section 2.4     Liabilities.

(a)     Upon the terms and conditions set forth herein, at the Closing and as of the Effective Time, Buyer shall assume and agree to pay, perform and discharge, when due, only the following Liabilities of Seller relating to the Business or the Acquired Assets (collectively, the “Assumed Liabilities”):

(i)     all Liabilities arising under the Assumed Contracts after the Effective Time (other than Liabilities arising out of, or relating to, any breach, default or event of default under any Assumed Contract occurring prior to the Effective Time);

(ii)     all trade accounts payable of Seller to third parties in connection with the Business (and not personal in nature) that remain unpaid and are not delinquent as of the Closing Date and that either are reflected on the Reference Balance Sheet or arose in the Ordinary Course of Business since the Reference Balance Sheet Date, but only to the extent such Liabilities are taken into account in the calculation of Final Working Capital; and

(iii)     all accrued expenses of Seller incurred in the Business (and not personal in nature) that remain unpaid and are not delinquent as of the Closing Date and that either are reflected on the Reference Balance Sheet or arose in the Ordinary Course of Business since the Reference Balance Sheet Date, but only to the extent such Liabilities are taken into account in the calculation of Final Working Capital.

(b)     Seller (and each Seller Party, to the extent such Seller Party is liable for any Liabilities described in Section 2.4(b)(ii)) shall remain liable for and shall pay, perform and discharge in due course all of its Liabilities other than the Assumed Liabilities (collectively, the “Excluded Liabilities”), including the following:

(i)     Liabilities of Seller arising under, or relating to, the Excluded Assets;

(ii)     all Liabilities for Taxes with respect to Seller, the Business or the Acquired Assets for all periods prior to the Effective Time, including any Taxes payable with respect to the transactions contemplated by this Agreement (subject to Section 7.5 regarding Transfer Taxes);

(iii)     all Liabilities arising out of any Seller Employee Plan, except to the extent such Liabilities are expressly assumed by Buyer pursuant to Section 2.4(a)(iii);

(iv)     all Liabilities under any Contract with respect to participation rights, bonuses or other payments related to the sale of the Business or any transaction contemplated by this Agreement, any equity or quasi-equity compensation arrangements, such as ‘phantom stock’ plans, or any similar Liability;

(v)     any Liability arising out of non-compliance with any bulk sales Law;

(vi)     any Liability related to, or arising out of, any violation of Law to the extent such violation arises out of any fact, event, occurrence or circumstance occurring prior to the Effective Time;

(vii)     any Liability to any Person arising in connection with the consummation of the transactions contemplated by this Agreement or any other Transaction Document;

(viii)     any Liability related to any action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice pertaining to any product liability arising out of any fact, event, occurrence or circumstance occurring prior to the Effective Time; and

(ix)     all Liabilities arising out of, or relating to, the ownership, use or operation of the Business or the Acquired Assets prior to the Effective Time, except to the extent expressly assumed by Buyer pursuant to Section 2.4(a).

ARTICLE III
PURCHASE PRICE; PAYMENTS; ADJUSTMENTS

Section 3.1     Purchase Price. The aggregate purchase price for the Acquired Assets shall be Eight Million Eight Hundred Thousand and No/100 Dollars ($8,800,000), subject to adjustment for the amount of any Post-Closing Adjustment pursuant to Section 3.3 (as so adjusted, the “Purchase Price”), plus the assumption of the Assumed Liabilities. The Purchase Price payable at Closing shall be paid as set forth in Section 3.2.

Section 3.2     Closing Payments.

(a)     The Purchase Price, less the Escrow Amount, shall be paid at the Closing by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer prior to the Closing.

(b)     The Escrow Amount shall be deposited at the Closing by wire transfer of immediately available funds into an account designated by the Escrow Agent and shall be held and distributed in accordance with the terms of the Escrow Agreement to satisfy: (i) any adjustments to the Purchase Price in favor of Buyer pursuant to Section 3.3(h); and (ii) any and all claims made by Buyer or any other Buyer Indemnified Party against the Seller Parties pursuant to Article IX.

Section 3.3     Post-Closing Adjustment.

(a)     As soon as practicable, but no later than sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Seller Representative a statement (the “Closing Adjustment Statement”) setting forth in reasonable detail Buyer’s good faith calculation of Final Working Capital, including the components thereof (the “Closing Adjustment Computations”), and the amount of any Post-Closing Adjustment.

(b)     For purposes hereof, the “Post-Closing Adjustment” shall be equal to the following: (i) zero, if the Final Working Capital is equal to or greater than the Target Floor but less than or equal to the Target Ceiling; (ii) if the Final Working Capital exceeds the Target Ceiling, then equal to the amount by which the Final Working Capital exceeds the Target Ceiling, which amount shall be payable by Buyer to Seller in accordance with Section 3.3(h); or (iii) if the Final Working Capital is less than the Target Floor, then equal to the amount by which the Final Working Capital is less than the Target Floor, which amount shall be payable by Seller to Buyer in accordance with Section 3.3(h).

(c)     If Seller Representative disagrees in good faith with any of the Closing Adjustment Computations as set forth in the Closing Adjustment Statement, then Seller Representative may deliver to Buyer a written notice of such objection no later than thirty (30) days after the date on which Buyer delivered the Closing Adjustment Statement to Seller Representative, which notice (such notice, an “Objection”) shall specify, in reasonable detail, both the nature of each disputed item (each a “Disputed Item”) and the basis for the dispute. Failure by Seller Representative to deliver an Objection within such thirty (30)-day period will be deemed to be Seller’s acceptance of the Closing Adjustment Statement, including the resulting Post-Closing Adjustment, as the Final Closing Adjustment Statement. The parties shall attempt in good faith to reach agreement resolving all Disputed Items set forth in the Objection within thirty (30) days after its delivery. If the parties are unable to resolve any or all such Disputed Items within such thirty (30)-day period, then the parties shall, promptly after the expiration of such period, submit for resolution all unresolved Disputed Items (each, an “Unresolved Item”) to Bennett Thrasher LLP or, if Bennett Thrasher LLP is unable to serve, then Buyer and Seller Representative shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants which has not provided services to any Seller Party, Buyer or Buyer Parent, or any of their respective Affiliates, within the preceding five (5) years (the “Accountants”).

(d)     Promptly, but no later than thirty (30) days after its acceptance of its appointment as the Accountants, the Accountants shall determine only the Unresolved Items and shall render a written determination (the “Accountants’ Determination”) to Buyer and Seller Representative as to the resolution of each Unresolved Item and the resulting Closing Adjustment Computations, as applicable. In providing for its determination of any Unresolved Item, the Accountants shall: (i) act as experts and not arbiters to calculate, based solely on the written submission of Buyer, on the one hand, and Seller Representative, on the other hand, and not based upon independent investigation, the Unresolved Items and such disputed Closing Adjustment Computations, as the case may be, resulting therefrom; (ii) not assign a value to such item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party; (iii) rule only on the Objections reasonably raised by the parties, accepting all other aspects of the Closing Adjustment Statement; and (iv) have no right, authority or discretion to employ any accounting standard or principles except for those provided for herein. The parties hereto agree that all adjustments shall be made without regard to materiality. Furthermore, the Accountants shall be instructed and agree to: (x) be bound by the applicable terms of this Agreement, including the definitions set forth herein; and (y) establish a process and timeline for resolution of the Unresolved Items set forth in the Objection so that the Accountants’ Determination is delivered to the parties within thirty (30) days after the submission of the Unresolved Items to the Accountants. The Accountants shall certify as to their compliance with (x) and (y) in the immediately foregoing sentence in the Accountants’ Determination. The Accountants will have exclusive jurisdiction over, and resort to the Accountants as provided in this Section 3.3(d) will be the sole recourse and remedy of, the parties against one another or any other Person with respect to any disputes arising out of, or relating to, any of the Closing Adjustment Computations. The Accountants’ Determination will be conclusive and binding on the parties and will be enforceable in a court of competent jurisdiction.

(e)     Each party shall cooperate with, and make available to the other party and its Representatives, all records and shall permit access to its facilities and personnel, in each case, as reasonably required in connection with the preparation and analysis of the Closing Adjustment Statement and the resolution of any disputes with respect thereto.

(f)     Seller shall pay a portion of the fees and expenses of the Accountants equal to one hundred percent (100%) multiplied by a fraction, the numerator of which is the dollar amount of Unresolved Items submitted to the Accountants that are resolved in favor of Buyer (that being the difference between the Accountants’ Determination and Seller Representative’s determination) and the denominator of which is the total dollar amount of Unresolved Items submitted to the Accountants (that being the sum total by which Buyer’s determination and Seller Representative’s determination differ from the Accountants’ Determination). Buyer shall pay that portion of the fees and expenses of the Accountants that Seller is not required to pay pursuant to the foregoing.

(g)     As used herein, the term “Final Closing Adjustment Statement” means: (i) the Closing Adjustment Statement if Seller Representative does not deliver an Objection in accordance with Section 3.3(c); (ii) if Seller Representative timely delivers an Objection and all of the Disputed Items are resolved by agreement of the parties, then the Closing Adjustment Statement, as amended, if necessary, to reflect such resolution of all Disputed Items; or (iii) if any Unresolved Items are submitted to the Accountants, then the Closing Adjustment Statement, as amended, if necessary, to reflect any resolution of any Disputed Items by agreement of the parties and the resolution of all Unresolved Items by the Accountants as set forth in the Accountants’ Determination.

(h)     Except as otherwise provided herein, any payment of the finally-determined Post-Closing Adjustment as set forth in the Final Closing Adjustment Statement shall be: (i) due within five (5) Business Days after the date on which the Closing Adjustment Statement becomes the Final Closing Adjustment Statement as provided in this Section 3.3; and (ii) paid by wire transfer of immediately available funds to such account as is directed by Buyer or Seller Representative, as the case may be. If such Post-Closing Adjustment is determined pursuant to Section 3.3(b)(ii), then Buyer shall pay to Seller an amount equal to such Post-Closing Adjustment, but if such Post-Closing Adjustment is determined pursuant to Section 3.3(b)(iii), then Seller shall pay to Buyer an amount equal to such Post-Closing Adjustment. Any payment of the Post-Closing Adjustment owed by Seller to Buyer shall be paid first by the Escrow Agent from the Escrow Amount, to the extent thereof, pursuant to the terms of the Escrow Agreement, with any shortfall in such Post-Closing Adjustment to paid by Seller. The amount of any Post-Closing Adjustment shall bear no interest.

Section 3.4     Allocation of Purchase Price. No later than sixty (60) days following the determination of the Final Closing Adjustment Statement, Buyer shall provide to Seller Representative an initial allocation of the Purchase Price (and the Assumed Liabilities and other relevant items for income Tax purposes) among the Acquired Assets for income Tax purposes in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (the “Allocation”). In the case of any subsequent adjustment to the Purchase Price (or the Assumed Liabilities or other relevant item for income Tax purposes) requiring an amendment to the Allocation, Buyer and Seller Representative shall amend the Allocation in accordance with the principles set forth in this Section 3.4, mutatis mutandis. Seller Representative will review the Allocation and, to the extent Seller Representative disagrees with all or any portion of the content of the Allocation, Seller Representative will, as soon as reasonably practicable after receipt of the Allocation from Buyer, provide notice to Buyer of such disagreement. Buyer and Seller Representative will cooperate in good faith to resolve any such disagreement; provided, however, that if Buyer and Seller Representative are unable to reach an agreement as to the content of the Allocation upon the earlier of (x) thirty (30) days after Buyer’s receipt of Seller Representative’s notice of disagreement and (y) five (5) days prior to the due date for filing either Buyer’s or Pritech’s federal income Tax Return for their respective current taxable years, Buyer and Pritech will each independently file its own IRS Form 8594 using its own allocation statement consistent with its own allocation of the Purchase Price (and the Assumed Liabilities and other relevant items for income Tax purposes) among the Acquired Assets for income Tax purposes. If Buyer and Seller Representative agree on the Allocation (or any portion thereof), then Buyer and Pritech and their respective Affiliates, as applicable, shall (i) file Tax Returns (including IRS Form 8594) consistent with such Allocation (or portion thereof, as applicable), (ii) furnish to each other their respective IRS Forms 8594 prior to filing their federal income Tax Returns for their respective current taxable years and (iii) not take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with such Allocation (or portion thereof, as applicable) unless required to do so by applicable Law.

Section 3.5     Withholding. Buyer shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under applicable Law. To the extent that any such amounts are so deducted or withheld and paid over to the appropriate Governmental Authority in accordance with applicable Law, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. Buyer shall notify Seller Representative of any amounts that it intends to deduct or withhold from any amounts payable pursuant to this Agreement as soon as reasonably practicable prior to the payment thereof, except with respect to any such deduction or withholding in respect of compensatory payments. Buyer shall reasonably cooperate with Seller Representative to eliminate or reduce any such withholding or deduction.

ARTICLE IV
THE CLOSING

Section 4.1     The Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place simultaneously with the execution and delivery of this Agreement and the Transaction Documents and shall be effected by the execution and delivery of documents by such combination of facsimile, electronic mail and original documents as the parties may mutually determine (the day on which the Closing takes place being the “Closing Date”). The Closing will be effective as of 11:59 p.m. (ET) on the Closing Date (the “Effective Time”). The Closing and all of the transactions contemplated by this Agreement shall be deemed to have occurred simultaneously as of the Effective Time unless specifically stated as of a different time.

ARTICLE V
REPRESENTATIONS AND WARRANTIES
OF THE SELLER PARTIES

Except as set forth in the correspondingly numbered Section of the Disclosure Schedule, the Seller Parties, jointly and severally, represent and warrant to Buyer that the statements contained in this Article V are true and correct as of the date hereof and as of the Effective Time.

Section 5.1     Organization; Qualification; Company Power; Authorization.

(a)     Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Georgia and is duly authorized to conduct business under the Laws of its jurisdiction of organization and, except as would not have a Material Adverse Effect, each other jurisdiction where such qualification is required. The jurisdictions where Seller is qualified to conduct business are set forth in Section 5.1 of the Disclosure Schedule. Seller has full limited liability company power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. Seller has delivered to Buyer correct and complete copies of the Organizational Documents for Seller (as amended to date). Seller is not in default under, or in violation of, any provision of its Organizational Documents.

(b)     Seller has the requisite limited liability company power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and such other Transaction Documents have been duly authorized by Seller. This Agreement and such other Transaction Documents constitute the valid and legally binding obligation of Seller, enforceable against Seller in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights.

Section 5.2     Equity Investments. Seller does not have any Subsidiaries, does not own, directly or indirectly, any Equity Interest in any Person, and is not a party to, or bound by, any Contract that would require it to make an additional capital contribution to any Person.

Section 5.3     Capitalization; Indebtedness.

(a)     (i) There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require Seller to issue, sell or otherwise cause to become outstanding any of its Equity Interests; (ii) there are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to Seller; and (iii) there are no voting trusts, proxies or other agreements or understandings with respect to the Equity Interests of Seller.

(b)     All of the Equity Interests of Seller are held, beneficially and of record, by Pritech, and all of the Equity Interests of Pritech are held, beneficially and of record, by the Shareholders.

(c)     Except for the Printer Leases, Seller has no Liability for any Indebtedness.

Section 5.4     Non-Contravention; Permits.

(a)     Section 5.4(a) of the Disclosure Schedule sets forth all approvals, consents, ratifications, waivers and other authorizations required to be obtained by Seller in connection with the execution, delivery and performance by Seller of this Agreement or any other Transaction Document to which Seller is or shall be a party or the consummation of the transactions contemplated hereby or thereby. Except as set forth on Section 5.4(a) of the Disclosure Schedule, neither the execution, delivery or performance of this Agreement or any other Transaction Document by Seller, nor the consummation by Seller of any of the transactions contemplated hereby or thereby, will, directly or indirectly (with or without notice of lapse of time or both): (i) violate any Law, injunction, judgment, ruling, charge or other restriction of any Governmental Authority or court to which Seller is subject or any provision of the Organizational Documents of Seller; (ii) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice or consent under, any Material Contract, permit or authorization to which Seller is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any its assets); or (iii) result in the creation or imposition of any Lien on the Acquired Assets. Except as set forth in Section 5.4(a) of the Disclosure Schedule, Seller is not required to give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Authority in order for the parties hereto to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

(b)     Seller has all material licenses, permits and authorizations necessary or required by applicable Law to carry on the Business and to own and use the properties owned and used by it, a complete and accurate list of which is set forth in Section 5.4(b) of the Disclosure Schedule. All licenses, permits and authorizations listed in Section 5.4(b) of the Disclosure Schedule are in full force and effect and will continue to be so immediately after consummation of the transactions contemplated hereby, to the extent assignable and assigned to Buyer at the Closing, and no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any such license, permit or authorization.

Section 5.5     Brokers’ Fees. Except for a fee payable to Croft & Bender L.P., the payment of which is the sole obligation and responsibility of Seller, there are no claims for, or rights to, brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement to which any Seller Party is a party or to which any Seller Party is subject.

Section 5.6     Title to Assets. Except as set forth on Section 5.6 of the Disclosure Schedule, Seller has good and valid title to, a valid license to use or a valid leasehold interest in, free and clear of all Liens other than Permitted Encumbrances, the properties and assets used or leased by it, located on its premises or shown on the Reference Balance Sheet or acquired after the date thereof, except for properties and assets disposed of in the Ordinary Course of Business since the Reference Balance Sheet Date. At the Closing, Seller will deliver the Acquired Assets to Buyer free and clear of all Liens other than Permitted Encumbrances. There are no rights of first offer, rights of first refusal or other similar agreements or understandings with respect to the sale or transfer of the Acquired Assets.

Section 5.7     Condition and Sufficiency of Assets. The Acquired Assets constitute all assets necessary to conduct the Business in substantially the same manner following the Closing as conducted on the date hereof, and except as forth on Section 5.7 of the Disclosure Schedule, neither Pritech nor either Shareholder or any other Affiliate of Seller owns or holds any asset, tangible or intangible, including any Intellectual Property, necessary to conduct the Business as conducted on the date hereof. All tangible personal property included in the Acquired Assets is in good and usable operating condition and repair (except for ordinary wear and tear), has been regularly and properly maintained and is not in need of any material repairs. None of the Excluded Assets is material to the conduct of the Business or necessary to conduct the Business.

Section 5.8     Financial Statements. Included in Section 5.8 of the Disclosure Schedule are complete copies of the following financial statements of Seller (collectively, the “Financial Statements”): (a) the unaudited balance sheet of Seller as of December 31, 2016, together with the related unaudited statements of income and cash flows as of and for the fiscal year then ended; and (b) the unaudited balance sheet of Seller as of the Reference Balance Sheet Date (the “Reference Balance Sheet”), together with the related unaudited statements of income and cash flows as of and for the period then ended. Except as set forth in Section 5.8 of the Disclosure Schedule, the Financial Statements: (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and, in the case of interim-period Financial Statements, subject to the absence of footnotes and normal and recurring year-end adjustments; (ii) present fairly, in all material respects, the financial condition of Seller and the Business as of such dates and the results of operations of Seller and the Business for such periods; and (iii) are correct and complete and are consistent with the books and records of Seller (which books and records are correct and complete in all material respects).

Section 5.9     Events Subsequent to Reference Balance Sheet Date. Since the Reference Balance Sheet Date, there has not been any Material Adverse Change. Except as set forth in Section 5.9 of the Disclosure Schedule, without limiting the generality of the foregoing, since such date, Seller has not:

(a)     sold, leased, licensed, transferred or assigned any material asset, tangible or intangible, outside the Ordinary Course of Business;

(b)     entered into, accelerated, terminated, cancelled or modified any Contract or license (or series of related Contracts and licenses) involving more than $10,000 per annum, other than customer Contracts that have been entered into in the Ordinary Course of Business;

(c)     delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

(d)     cancelled, compromised, waived or released any right or claim (or series of related rights and claims) either involving more than $10,000 or outside the Ordinary Course of Business;

(e)     permitted a loss, lapse or abandonment of, or transferred, assigned, entered into or granted any license or sublicense of, any rights under or with respect to any rights to Intellectual Property outside the Ordinary Course of Business;

(f)     transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any Intellectual Property or other intangible rights, or modified any existing rights with respect thereto;

(g)     experienced any damage, destruction or loss (whether or not covered by insurance) to any material portion of its assets taken as a whole;

(h)     entered into any employment contract or collective bargaining agreement or modified the terms of any existing such contract or agreement involving more than $50,000 in payments per annum;

(i)     granted any increase in the compensation of any director, officer or employee earning more than $50,000 per annum;

(j)     made any loan to, or entered into any other transaction with, any of its directors, officers and employees outside the Ordinary Course of Business;

(k)     amended, adopted, modified or terminated any material Employee Benefit Plan, other than to comply with applicable Law;

(l)     imposed any Lien upon any of its assets, tangible or intangible;

(m)     made any capital expenditure (or series of related capital expenditures) involving more than $25,000 or failed to make any capital expenditure budgeted for such period;

(n)     made any capital investment or capital contribution in, or any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans and acquisitions) either involving more than $25,000 or outside the Ordinary Course of Business;

(o)     issued any note, bond or other debt security or created, incurred, assumed or guaranteed any Indebtedness outside the Ordinary Course of Business;

(p)     guaranteed or otherwise given security for any Liability of any other Person, whether in respect of Indebtedness or otherwise outside the Ordinary Course of Business;

(q)     made or authorized any changes in its Organizational Documents;

(r)     issued, sold, pledged or otherwise disposed of or encumbered any of its Equity Interests or granted any option, warrant or other right to purchase or obtain (including upon conversion, exchange or exercise) any of its Equity Interests or split, combined, subdivided or reclassified any class or series of its Equity Interests;

(s)     declared, set aside or paid any dividend or made any distribution with respect to its Equity Interests (whether in cash or in kind) or redeemed, purchased or otherwise acquired any of its Equity Interests or any securities convertible into or exchangeable or exercisable for any of its Equity Interests;

(t)     adopted or changed any accounting methods or practices (including any change in depreciation or amortization policies or rates) or revalued any of its assets, except as required by any changes in GAAP or applicable Law or at the direction of Buyer in connection with the consummation of the transactions contemplated by this Agreement; made, changed or revoked any material Tax election with respect to the Business or any Acquired Asset; entered into any closing agreement with respect to Taxes with any Governmental Authority with respect to the Business or any Acquired Asset or settled or compromised any Tax Liability with any Governmental Authority with respect to the Business or any Acquired Asset; or consented in writing to any waiver of the statute of limitations for any Tax claim or assessment with respect to the Business or any Acquired Asset;

(u)     changed any cash management practices;

(v)     adopted a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(w)     entered into any compromise or settlement of any litigation, action, suit, claim, proceeding or investigation;

(x)     permitted any other material occurrence, event, incident, action, failure to act or transaction outside the Ordinary Course of Business involving Seller; or

(y)     committed to any of the foregoing.

Section 5.10     Legal Compliance. Seller has complied with all requirements applicable to products sold by Seller under the Consumer Product Safety Improvement Act (including the issuance of any required general conformity certification) and other consumer product and safety Laws, and Seller has complied in all material respects with all other Laws applicable to the Business. Except as set forth in Section 5.10 of the Disclosure Schedule, since January 1, 2014: (a) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or, to the Knowledge of Seller, threatened or commenced against Seller alleging any failure so to comply, and (b) Seller has not received written notice from any Governmental Authority regarding any matter of the type referred to in the immediately preceding clause (a).

Section 5.11     Tax Matters.

(a)     Except as set forth in Section 5.11(a) of the Disclosure Schedule:

(i)     the Seller Parties have each timely filed all Tax Returns required to be filed by it with respect to Seller, the Business or the Acquired Assets, and all such Tax Returns are true, complete and correct in all material respects;

(ii)     all Taxes with respect to Seller, the Business or the Acquired Assets (whether or not such Taxes are shown or required to be shown on a Tax Return) have been timely paid in full;

(iii)     Seller and Pritech have each (A) complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes with respect to amounts paid or owing to any employee, creditor or other third party and (B) timely withheld and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over in accordance with applicable Law;

(iv)     neither Seller nor Pritech has: (A) entered into any outstanding agreements or waivers with any Governmental Authority extending (or having the effect of extending) to any date that is after the Closing Date any statute of limitations with respect to any Tax Returns required to be filed with respect to Seller, the Business or the Acquired Assets; or (B) requested in writing any extension of time for filing any such Tax Return which has not been filed;

(v)     no Tax audits, investigations or administrative or judicial proceedings are pending or in progress or, to the Knowledge of Seller, have been threatened against Seller or Pritech with respect to Seller, the Business or the Acquired Assets, and no written notice of such an audit, investigation or proceeding against Seller or Pritech with respect to Seller, the Business or the Acquired Assets has been received by any Seller Party, in each case which has not been resolved or paid in full;

(vi)     there are no Liens for Taxes (other than Permitted Encumbrances as identified in Section 5.11(a) of the Disclosure Schedule) upon any Acquired Assets;

(vii)     no written claim has been made (or, to the Knowledge of Seller, has been threatened) by a Governmental Authority in a jurisdiction where Seller or Pritech does not file Tax Returns with respect to Seller, the Business or the Acquired Assets that the operations of the Business or the Acquired Assets are or may be subject to taxation by such jurisdiction;

(viii)     Seller is not: (A) a party to, or bound by, any Tax allocation, sharing, indemnity or other similar agreement, other than any such agreement the principal purpose of which is not Taxes; or (B) liable for the Taxes of another Person under Treasury Regulation Section 1.1502-6 (or comparable provisions of state, local or foreign Law), as a transferee or successor, by contract or indemnity (other than pursuant to any contract or agreement the principal purpose of which is not Taxes), or otherwise;

(ix)     Seller has not participated in any “reportable transaction” (as defined in Treasury Regulation Section 1.6011-4);

(x)     neither Seller nor Pritech has requested or received a ruling from any Governmental Authority or signed any binding agreement with any such authority, in each case, related to Taxes with respect to Seller, the Business or the Acquired Assets; and

(xi)     Seller has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(b)     Seller does not have an office or fixed place of business that is not located in the State of Georgia.

(c)     Seller has delivered to Buyer true, correct and complete copies of all income Tax Returns filed by Seller or Pritech with respect to Seller, the Business or the Acquired Assets, and all Governmental Authority examination reports and statements of deficiency assessed against (or agreed to by), and all judicial determinations involving Taxes of, Seller, in each case, since January 1, 2015.

(d)     Seller is a “disregarded entity” of Pritech within the meaning of Treasury Regulation Section 301.7701-3(a) or (b)(1)(ii) as applicable.

(e)     Nothing in this Section 5.11 or otherwise in this Agreement shall be construed as a representation or warranty with respect to any Tax position Buyer or any of its Affiliates may take in respect of any taxable period (or portion thereof) beginning after the Closing Date.

Section 5.12     Real Property.

(a)     Seller does not currently own any real property and has not owned any real property since its inception.

(b)     Section 5.12(b) of the Disclosure Schedule sets forth the address of each parcel of Leased Real Property and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease). Seller has delivered to Buyer prior to the date hereof a true and complete copy of each such Lease and, in the case of any oral Lease, a written summary of the material terms of such Lease. With respect to each of such Leases:

(i)     Seller has not had its possession or quiet enjoyment of the Leased Real Property under such Lease disturbed and there are no disputes with respect to such Lease;

(ii)     Seller is in full possession of the premises demised under such Lease, and it has not vacated or abandoned the same or any portion thereof;

(iii)     no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach of or default under such Lease that has not been re-deposited in full;

(iv)     no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute a breach or default under such Lease by any party to such Lease, or permit the termination, modification or acceleration of rent under such Lease;

(v)     Seller does not owe any brokerage commissions or finder’s fees with respect to such Lease;

(vi)     Seller has not assigned, subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property under such Lease or any portion thereof;

(vii)     Seller is not entitled to any reduction in, refund of, or counterclaim or offset against, or is otherwise disputing, any rents or other charges paid, payable or to become payable by it under such Lease, nor does it have any other claim pending or threatened against its landlord;

(viii)     Seller has been paid all tenant work or improvement allowances owed it under such Lease in a timely manner, and no tenant work or improvement allowance remains owed and payable under such Lease;

(ix)     no portion of the Leased Real Property under such Lease has suffered any damage by fire or other casualty loss which has not heretofore been fully repaired or restored in a good and workmanlike manner in accordance with the terms of such Lease; and

(x)     Seller has not, directly or indirectly, by operation of law or otherwise, transferred, conveyed, hypothecated, mortgaged or otherwise encumbered any interest in the leasehold or subleasehold estate created by such Lease.

(c)     Section 5.12(c) of the Disclosure Schedule sets forth a description of all material Leasehold Improvements for each parcel of Leased Real Property. Other than the right of Buyer pursuant to this Agreement or the Facilities Lease, there are no outstanding options, rights of first offer or rights of first refusal to purchase any such Leasehold Improvements or the Leased Real Property or any portion thereof or interest therein.

(d)     The Leased Real Property identified in Section 5.12(b) of the Disclosure Schedule and the Leasehold Improvements identified in Section 5.12(c) of the Disclosure Schedule comprise all of the real property used or intended to be used in, or otherwise primarily related to, the Business.

(e)     Seller has rights of ingress and egress with respect to the Leased Real Property, and the Leased Real Property is served by water, electric, sewer, telephone, gas and other utilities necessary for the Operation of the Business in the Ordinary Course of Business.

(f)     (i) There is no condemnation, expropriation or other proceeding in eminent domain pending or, to the Knowledge of Seller, threatened, affecting any parcel of Leased Real Property or any portion thereof or interest therein; and (ii) there is no injunction, decree, order, writ or judgment outstanding, or any claim, litigation, administrative action, audit or similar proceeding pending or, to the Knowledge of Seller, threatened, relating to the ownership, lease, use or occupancy of the Leased Real Property or any portion thereof, or the operation of the Business thereon.

(g)     Seller has not received any notice that the Leased Real Property is not in compliance with all applicable building, zoning, subdivision, health and safety and other land use laws, including the Americans with Disabilities Act of 1990, and all insurance requirements affecting the Leased Real Property.

(h)     All material certificates of occupancy, permits, licenses, franchises, approvals and authorizations (collectively, the “Real Property Permits”) of all Governmental Authorities, board of fire underwriters, association or any other entity having jurisdiction over the Leased Real Property that are required for Seller to use or occupy the Leased Real Property or operate the Business thereon have been issued and are in full force and effect. Seller has made available to Buyer prior to the date hereof a true and complete copy of all such Real Property Permits.

(i)     Seller has not received any written notice that the current use and occupancy of the Leased Real Property and the operation of the Business violate any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting such Leased Real Property.

(j)     None of the Leasehold Improvements on the Leased Real Property encroaches on any land that is not included in the Leased Real Property or on any easement affecting such Leased Real Property or violates any building lines or set-back lines, and there are no encroachments onto the Leased Real Property, or any portion thereof, which would interfere with the use or occupancy of such Leased Real Property or the continued operation of the Business.

(k)     The electrical systems, refrigeration systems, mechanical systems, roofs, piping, containment structures, interior and exterior containment areas, floors, drains, plumbing, fire, life safety or other building systems associated with the Leased Real Property are functional and in good working order and condition to operate the Business as currently conducted and are not in need of maintenance or repair (other than routine maintenance from time to time in the Ordinary Course of Business). To the Knowledge of Seller, there are no pending or threatened moratoriums or restrictions which are reasonably likely to materially adversely affect the cost or availability of any public utilities at any Leased Real Property.

Section 5.13     Intellectual Property.

(a)     Section 5.13(a) of the Disclosure Schedule contains a complete and accurate list of all Acquired Intellectual Property, including: (i) patented or registered Acquired Intellectual Property, including Internet domain names, owned by Seller; (ii) pending patent or other applications for registration of Acquired Intellectual Property owned by Seller (together with the Acquired Intellectual Property at Section 5.13(a)(i), the “Seller Registered IP”); (iii) all computer software (other than off-the-shelf software with a total replacement cost or annual license fee of less than $25,000); (iv) unregistered Marks; and (v) licenses or agreements pursuant to which Seller has the right to use any third-party Intellectual Property (other than off-the-shelf software with a total replacement cost or annual license fee of less than $25,000) (collectively, the “Seller Intellectual Property Rights”).

(b)     All of the Seller Registered IP is valid and subsisting, in full force and effect and enforceable. To the Knowledge of Seller, there are no facts or circumstances that could reasonably be expected to result in any loss or expiration of any Seller Intellectual Property Rights. Seller has taken all actions required to maintain, protect and enforce the Seller Registered IP, including making all filings and paying all maintenance and similar fees required to register or maintain any Seller Registered IP.

(c)     Seller is the sole and exclusive owner of, or has a valid and enforceable license to use and possess, free and clear of all Liens other than Permitted Encumbrances, all Seller Intellectual Property Rights. Except as set forth in Section 5.13(c) of the Disclosure Schedule, no claim is pending or, to the Knowledge of Seller, threatened against Seller that the conduct of the Business is, or any Seller Intellectual Property Rights are, and, to the Knowledge of Seller, Seller is not, infringing upon, diluting, misappropriating or otherwise violating any Intellectual Property rights of any third party. No claim is pending or has been threatened by Seller that a third party is infringing upon, diluting, misappropriating or otherwise violating any rights in any Seller Intellectual Property Rights, and, to the Knowledge of Seller, no third party is infringing upon, diluting, misappropriating or otherwise violating any Seller Intellectual Property Rights.

(d)     Subject to the receipt of any required third-party consents or the giving of any required notices, in each case as described in Section 5.4(a) of the Disclosure Schedule, (i) the transactions contemplated by this Agreement or the other Transaction Documents shall not impair any right, title or interest of Seller in or to any Seller Intellectual Property Rights, and (ii) all of the Seller Intellectual Property Rights constituting Acquired Intellectual Property shall be owned or available for use by Buyer immediately after the Closing on terms and conditions identical to those under which Seller owned or used such Seller Intellectual Property Rights immediately prior to the Closing.

(e)     To the Knowledge of Seller, Seller has not experienced any loss, unauthorized collection, access, retention, use, disclosure or destruction or breach of security with respect to any Sensitive Data. No Person has commenced any litigation, action, suit, claim, proceeding or investigation relating to Seller’s privacy or data security practices or any breach thereof, including, with respect to the collection, access, retention, use, disclosure or destruction of Sensitive Data maintained by or on behalf of Seller or, to the Knowledge of Seller, threatened any of the same.

(f)     Except as set forth in Section 5.13(f) of the Disclosure Schedule, Seller has made commercially reasonable efforts to maintain and preserve, and prevent the disclosure or unauthorized use of, the Acquired Intellectual Property or any Sensitive Data, including: (i) using commercially reasonable anti-virus software designed to protect against computer viruses; (ii) entering into appropriate Intellectual Property assignment and confidentiality/non-disclosure agreements with current key employees of Seller who may have developed or created the Acquired Intellectual Property; and (iii) making all filings and all payments of all maintenance or similar fees for any Acquired Intellectual Property.

Section 5.14     Contracts.

(a)     Section 5.14(a) of the Disclosure Schedule sets forth each of the following to which Seller is a party to or bound by that is currently in effect (collectively, the “Material Contracts”):

(i)     any Contract relating to Leased Real Property;

(ii)     any Contract (or group of related Contracts) for the lease of personal property to or from any Person providing for lease payments in excess of $5,000 per annum;

(iii)     any Contract (or group of related Contracts) with a Material Supplier for the purchase or sale of materials, commodities, supplies, products or other personal property, or for the furnishing of services, to Seller;

(iv)     any Contract pursuant to which Seller has entered into a partnership, joint venture, strategic alliance or similar arrangement with any other Person or pursuant to which Seller has made an investment, outside the Ordinary Course of Business;

(v)     any Contract (or group of related Contracts), other than leases of personal property from any Person, under which Seller has created, incurred, assumed or guaranteed any Indebtedness under which it has imposed a Lien on any of its assets, tangible or intangible;

(vi)     any Contract concerning Seller Intellectual Property Rights, including any licenses or development agreements applicable to Seller, entered into outside the Ordinary Course of Business;

(vii)     any confidentiality or non-competition or other Contract expressly prohibiting or restricting the ability of Seller to: (A) conduct the Business; (B) use any assets (including any Seller Intellectual Property Rights) of the Business; (C) compete in any line of business; or (D) operate in any geographical area, in each case, other than in the Ordinary Course of Business;

(viii)     any Contract involving or with any Affiliate of Seller;

(ix)      any collective bargaining agreement;

(x)       any Contract with a Material Customer for the provision of services by Seller;

(xi)      any Contract that provides for payment to or by a Person based on sales, purchases, profits or other metrics, other than direct payment for goods or services;

(xii)     any Contract for the employment of any employee of Seller on a full-time, part-time, consulting or other basis providing annual compensation in excess of $50,000 or providing severance benefits;

(xiii)    any Contract under which it has directly or indirectly guaranteed or otherwise agreed to be responsible for Indebtedness, Liabilities or obligations of another Person in excess of $10,000 or advanced or loaned any amount to any director, officer or employee;

(xiv)    any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance or other plan or arrangement for the benefit of its current or former directors, officers and employees;

(xv)     any outstanding powers of attorney executed on its behalf;

(xvi)    any Contract under which it has granted any Person any registration rights (including demand and piggyback registration rights);

(xvii)   any Contract (or group of Contracts relating to the same site) relating to cleanup, abatement, remediation or similar actions in connection with environmental Liabilities;

(xviii)  any settlement, co-existence, conciliation or similar agreement, the performance of which will involve payment or other obligations after the Closing Date;

(xix)     any Contract or commitment providing for an interest rate, currency or commodity swap, derivative, hedge, forward purchase or sale or other transaction similar in nature or effect to any off-balance sheet financing; and

(xx)     any Contract not otherwise subject to disclosure pursuant to this Section 5.14(a) under which the consequences of a default or termination would reasonably be expected to have a Material Adverse Effect.

(b)     Seller has delivered to Buyer, prior to the date hereof, a correct and complete copy of each Material Contract (as amended to date) and a written summary setting forth the material terms and conditions of each oral Material Contract. With respect to each Material Contract: (i) such Material Contract, if an Assumed Contract, immediately following the Closing and assuming the receipt of any required third-party consent or the giving of any required notice as set forth in Section 5.4(a) of the Disclosure Schedule, will, on substantially identical terms (except as modified by, or with the consent of, Buyer), continue to be in full force and effect, legal, valid, binding and enforceable against Buyer, and, to the Knowledge of Seller, the other parties thereto, in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Law affecting creditors’ rights generally; (ii) Seller is not in breach or default in any material respect, and, to the Knowledge of Seller, no other party to such Material Contract is in breach or default in any material respect thereunder; and (iii) Seller has not received any written notice of termination or cancellation thereof.

Section 5.15     Insurance.

(a)     Section 5.15 of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability and workers’ compensation coverage and bond and surety arrangements) maintained by Seller:

(i)        the name of the insurer, the name of the policyholder and the name of each covered insured;

(ii)       the policy number and the period of coverage; and

(iii)      the scope (including an indication of whether the coverage was on a claims made, occurrence or other basis) and amount of coverage.

(b)     Seller has delivered to Buyer prior to the date hereof a true and correct copy of each insurance policy required to be disclosed in Section 5.15 of the Disclosure Schedule. Each insurance policy maintained by Seller is in full force and effect, legal, valid, binding and enforceable against Seller and, to the Knowledge of Seller, the other parties thereto, in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Law affecting creditors’ rights generally.

Section 5.16     Litigation. Seller is not: (a) subject to any outstanding injunction, judgment, order, decree, administrative proceeding, ruling or charge; or (b) a party to and, to the Knowledge of Seller, is not threatened to be made a party to, any action, suit, proceeding, hearing or investigation of, in or before any Governmental Authority.

Section 5.17     Employees.

(a)     Seller: (i) is in compliance, in all material respects, with all Laws and other obligations respecting employment and employment practices and terms and conditions of employment applicable to the Business and in effect as of the Closing Date, including all minimum wage and overtime Laws and wage payment Laws, employee notification, leave, affirmative action, child labor, immigration, employment discrimination, disability rights or benefits Laws; and (ii): (A) has not received any notice of an investigation, charge, citation, penalty or assessment from any Governmental Authority with respect to such labor and employment Laws; (B) has not, or is not, engaged in any unfair labor practice; (C) is not a party to, or otherwise bound by, any consent decree with, order of, judgment or citation by, any Governmental Authority relating to employees or employment practices; and (D) has not received written notice of the intent of any Governmental Authority to conduct an investigation with respect to such matters or notice that any such investigation is in progress (nor, to the Knowledge of Seller, has any such investigation been threatened).

(b)     Since January 1, 2013, Seller has not received notice of any action, lawsuit, proceeding, investigation or other claim: (i) against it before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices; or (ii) pending or, to the Knowledge of Seller, threatened against it in any forum by, or on behalf of, any of its present or former employees, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, breach of any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c)     With respect to the employees of Seller: (i) there is no collective bargaining agreement or relationship with any labor organization; (ii) to the Knowledge of Seller, no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition; (iii) to the Knowledge of Seller, no union organizing or decertification efforts are underway or threatened; and (iv) no labor strike, work stoppage, slowdown or other material labor dispute is underway or, to the Knowledge of Seller, threatened.

(d)     Within the past three (3) years, Seller has not implemented any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988 or any similar Law (collectively, the “WARN Act”), and no such action will be implemented without advance notification to Buyer.

(e)     Section 5.17(e) of the Disclosure Schedule contains a list of all persons who, as of the date hereof, are employees, consultants or contractors of Seller and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part-time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. There are no outstanding agreements, understandings or commitments of Seller with respect to any material increases in commissions, bonuses or other compensation.

(f)     To the Knowledge of Seller, all employees, agents and contractors of Seller are legally authorized to work in the United States either because of their status as United States citizens or legal permanent residents, or by virtue of possessing a visa under Law relating to immigration control, which visa allows for such employee to work in the United States on a long-term basis. To the Knowledge of Seller, neither Seller nor any of its Affiliates has hired, recruited or referred for a fee, a Person who is not legally authorized to be employed in the United States or knowingly employed a Person that is not legally authorized to be employed in the United States or continued to employ a Person knowing the Person ceased to be legally authorized to be employed in the United States. Seller has properly completed all reporting and verification requirements pursuant to Law relating to immigration control for all of its employees, agents and contractors, including the Form I-9. Seller has retained for each current employee the Form I-9 throughout such employee’s period of employment with it and has retained a Form I-9 for each of its former employees for a period of one (1) year from the date of termination of such employee or three (3) years from the date of hire, whichever is later. Seller has not received any notice from any Governmental Authority that either it is in violation of any Law pertaining to immigration control or that any of its current or former employees, agents or contractors is, or was not legally authorized to be, employed in the United States or is or was using an invalid social security number.

Section 5.18     Employee Benefits.

(a)     Section 5.18 of the Disclosure Schedule lists each Employee Benefit Plan.

(b)     With respect to each Employee Benefit Plan, Seller has delivered to Buyer prior to the date hereof complete and correct copies of the plan documents, including any amendments and summary plan descriptions, the most recent determination letter received from the IRS, the three (3) most recent annual reports (IRS Form 5500, with all applicable attachments).

(c)     Each Employee Benefit Plan (and each related trust, insurance contract or fund) has been maintained, funded and administered in accordance with its terms and materially complies in form and in operation with ERISA, the Code and all other Laws. Seller and each ERISA Affiliate has complied with COBRA. Each Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS, and nothing has occurred that could adversely affect the qualification of such Employee Benefit Plan.

(d)     With respect to each Employee Benefit Plan, except as would not result in a material Liability to Seller or any other Person, all contributions or payments (including all employer contributions, employee salary reduction contributions and premium payments) that are due have been made within the time periods prescribed by the terms of each Employee Benefit Plan, ERISA and the Code, and all contributions or payments for any period ending on or before the Closing Date that are not yet due have been made, paid or properly accrued in accordance with GAAP.

(e)     Neither Seller nor any of its ERISA Affiliates maintains, sponsors, contributes to, has any obligation to contribute to, or has Liability under or with respect to: (i) any “defined benefit plan” (as defined in Section 3(35) of ERISA) (or any other plan subject to the funding requirements of Section 412 of the Code or Section 302 or Title IV of ERISA); (ii) any “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA); (iii) any benefit plan, program or arrangement that provides for post-retirement or post-termination medical, life insurance or other welfare-type benefits; (iv) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); or (v) “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413(c) of the Code. Neither Seller nor any of its ERISA Affiliates has any Liability to the Pension Benefit Guaranty Corporation or otherwise under Title IV of ERISA.

(f)     With respect to each Employee Benefit Plan: (i) there have been no non-exempt “prohibited transactions” (as defined in Section 406 of ERISA or Section 4975 of the Code); (ii) no “fiduciary” (as defined in Section 3(21) of ERISA) has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of such Employee Benefit Plan; and (iii) no action, investigation, suit, proceeding, hearing, audit or claim with respect to the assets thereof (other than routine claims for benefits) is pending or, to the Knowledge of Seller, threatened, and no facts exist that would give rise to, or could reasonably be expected to give rise to, any such action, investigation, suit, proceeding, hearing, audit or claim.

(g)     Each Employee Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms, in all material respects, and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including, notices, rulings and proposed and final regulations) thereunder. Seller does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(h)     Seller has, for purposes of each Employee Benefit Plan, correctly classified those individuals performing services for it as common law employees, leased employees, independent contractors or agents.

(i)     The transactions contemplated by this Agreement will not cause the acceleration of vesting in, or payment of, any benefits under any Employee Benefit Plan and shall not otherwise accelerate or increase any liability under any Employee Benefit Plan.

Section 5.19     Environmental Laws. Seller and its operations are in compliance, in all material respects, with all Environmental Laws, including all Laws pertaining to Hazardous Materials. There are no: (a) judicial or administrative actions, suits, proceedings, hearings, investigations, charges, complaints, claims or demands pending or, to the Knowledge of Seller, threatened against Seller alleging the violation of or liability under any Environmental Laws, and Seller has not received written notice from any Governmental Authority or other Person alleging any violation of or liability under any Environmental Laws, in either case which could reasonably be expected to result in Liabilities pursuant to Environmental Laws; and (b) facts, activities, circumstances or conditions relating to, arising from, associated with or attributable to Seller, any Leased Real Property or any real property currently owned, operated or leased by Seller that could reasonably be expected to result in a claim or Liability pursuant to Environmental Laws. No notices to, filings with or authorizations or consents from, any Governmental Authority pursuant to any Environmental Laws are required in order for the parties hereto to consummate the transactions contemplated by this Agreement.

Section 5.20     Related Party Transactions. Except as set forth in set forth in Section 5.20 of the Disclosure Schedule, no officer, director, shareholder or Affiliate of Seller, no individual related by blood, marriage or adoption to any such individual, and no entity in which any such Person or individual owns any beneficial interest: (a) is a party to any Contract, commitment or transaction with Seller; (b) is a seller to, or supplier, lessor, lessee, licensor or competitor of, Seller; or (c) has any interest in any property, tangible or intangible, used by Seller. Excluding any Excluded Assets, Seller has not transferred any material assets or properties to or for the benefit of, or bought any assets or properties from, any Affiliate of Seller, except for compensation, dividends, usual and customary benefits, perquisites and reimbursements of business expenses in the Ordinary Course of Business.

Section 5.21     Undisclosed Liabilities. Seller does not have any Liabilities of the nature required to be set forth on a balance sheet prepared in accordance with GAAP, except for: (a) Liabilities set forth on the Reference Balance Sheet; and (b) Liabilities that have arisen since the Reference Balance Sheet Date in the Ordinary Course of Business or as set forth in Section 5.21 of the Disclosure Schedule.

Section 5.22     Accounts Receivable; Trade Payables.

(a)     All Accounts Receivable: (i) represent sales actually made or services actually performed in the Ordinary Course of Business in bona fide, arm’s-length transactions completed in accordance with the terms and provisions contained in any documents relating thereto and in compliance with applicable Laws; (ii) are reflected properly on Seller’s books and records; (iii) are valid receivables subject to no setoffs or counterclaims; and (iv) are collectible in accordance with their terms, subject only to the reserve for bad debts set forth on the Reference Balance Sheet.

(b)     Except as set forth on Section 5.22(b) of the Disclosure Schedule, the trade accounts payable and other current liabilities of Seller as of the Closing Date: (i) arose from bona fide transactions completed in the Ordinary Couse of Business and in compliance with applicable Laws; (ii) are not past due; and (iii) are reflected properly on Seller’s books and records.

Section 5.23     Customers. Section 5.23 of the Disclosure Schedule sets forth: (a) each customer who has paid aggregate consideration to Seller for goods or services rendered in an amount greater than or equal to $5,000 in either of the two (2) most recently completed fiscal years (each, a “Material Customer”); and (b) the amount of consideration paid by each such customer during such periods. Seller has not received any written notice that any of such customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with it (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

Section 5.24     Suppliers. Section 5.24 of the Disclosure Schedule sets forth: (a) each supplier to whom Seller has paid consideration for goods or services rendered in an amount greater than or equal to $25,000 in either of the two (2) most recently completed fiscal years (each, a “Material Supplier”); and (b) the amount of purchases from each such supplier during such periods. Except as set forth on Section 5.24 of the Disclosure Schedule, Seller has not received any notice, and has no reason to believe, that any of such suppliers has ceased, or intends to cease, to supply goods or services to it on terms and conditions substantially similar to those used in its current sales to it or to otherwise terminate or materially reduce its relationship with it (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

Section 5.25     Inventories. All items included in the inventories of Seller consist of a quality and quantity usable and, with respect to finished goods, saleable, in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Reference Balance Sheet or on the accounting records of Seller as of the Closing Date, as the case may be. Seller is not in possession of any inventory not owned by it outside of the Ordinary Course of Business, including goods already sold. The quantities of each item of inventories (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of Seller. Work-in-process inventories set forth in the Financial Statements are valued according to GAAP.

Section 5.26     Product Warranty; Product Liability.

(a)     Except as set forth on Section 5.26 of the Disclosure Schedule, each product manufactured, assembled, marketed, sold, leased or delivered by Seller has been in conformity with all applicable contractual commitments and all applicable express and implied warranties, and Seller does not have any Liability (and, to the Knowledge of Seller, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand giving rise to any Liability) for damages in connection therewith. No product manufactured, assembled, marketed, sold, leased or delivered by Seller is subject to any guaranty, warranty or other indemnity by Seller beyond the applicable standard terms and conditions of sale or lease. Section 5.26 of the Disclosure Schedule includes copies of the standard terms and conditions of sale for Seller (containing all applicable guaranty, warranty and indemnity provisions).

(b)     Seller has no Liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any product manufactured, assembled, marketed, sold, leased or delivered by Seller.

Section 5.27     Absence of Certain Business Practices. Neither Seller nor any officer, director, employee, independent contractor or any Person acting on its behalf, has: (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, governmental employee or other Person with whom Seller has done business directly or indirectly; or (b) directly or indirectly, given or agreed to give any gift or similar benefit to any customer, governmental employee or other Person who is or may be in a position to help or hinder Seller (or assist Seller in connection with any actual or proposed transaction). Neither Seller nor any officer, director, employee, independent contractor or any Person acting on its behalf, has used any funds for unlawful contributions, gifts, entertainment or other expenses relating to political activity or otherwise, or has made any direct or indirect unlawful payment to governmental officials or employees from Seller funds or been reimbursed from Seller funds for any such payment, or is aware that any other Person associated with, or acting on behalf of, Seller has engaged in any such activities.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article VI are true and correct as of the date hereof and as of the Effective Time.

Section 6.1     Organization; Qualification; Company Power; Authorization.

(a)     Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite limited liability company power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it.

(b)     Buyer has the requisite limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and such other Transaction Documents have been duly authorized by Buyer. This Agreement and such other Transaction Documents constitute the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights.

Section 6.2     Non-Contravention. Neither the execution and delivery of this Agreement or any other Transaction Document by Buyer, nor the consummation of the transactions contemplated hereby or thereby, will, directly or indirectly (with or without notice of lapse of time or both): (a) violate any Law, injunction, judgment, ruling, charge or other restriction of any Governmental Authority or court to which Buyer is subject or any provision of the Organizational Documents of Buyer; or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice (that has not been given previously) under, any material agreement, contract, lease, license, instrument or other arrangement to which Buyer is a party or by which Buyer is bound or to which any of its assets are subject. Buyer is not required to give any notice to, make any filing with or obtain any authorization, consent or approval of, any Governmental Authority in order to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

Section 6.3     Brokers’ Fees. There are no claims for, or rights to, brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement to which either Buyer or Parent is subject for which any of the Seller Parties could become liable or obligated.

Section 6.4     No Litigation or Regulatory Action. There is no action, suit, proceeding, hearing or investigation pending or, to the actual knowledge of Buyer, threatened against Buyer or its Affiliates that would reasonably be expected to prevent, hinder or delay the consummation of, or that questions the legality or propriety of, any transactions contemplated hereby.

ARTICLE VII
COVENANTS

Section 7.1     General. Each of the parties hereto will use commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement, including approvals or waivers from third parties related to, or required in connection with, the transactions, executing and delivering any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement, and providing all such information concerning such party, its Affiliates and its Affiliates’ officers, directors and employees as may be reasonably requested in connection therewith.

Section 7.2     Confidentiality. In consideration of the benefits of this Agreement to Seller and in order to induce Buyer to enter into this Agreement, the Seller Parties hereby covenant and agree that, through and after the Closing, they and their Affiliates shall keep confidential and not disclose to any other Person (except in connection with future employment with Buyer or its Affiliates) or use for their own benefit or the benefit of any other Person any confidential or proprietary information regarding Seller or the Business. The obligation of the Seller Parties under this Section 7.2 shall not apply to information which is or becomes generally available to the public without breach of the commitment provided for in this Section 7.2 or is required to be disclosed by Law or any order or regulation of any Governmental Authority; provided, however, that in any such case, Seller Representative shall notify Buyer as early as reasonably practicable prior to disclosure to allow Buyer to take appropriate measures to preserve the confidentiality of such information. Notwithstanding the forgoing, each party hereto and their respective employees, representatives and agents may confidentially disclose to any required Persons the tax treatment and tax structure of the transactions contemplated herein and all materials of any kind (including opinions and other tax analyses) that are provided to such party or such Person relating to such tax treatment and tax structure. The authorization to disclose set forth in this Section 7.2 does not apply to the extent non-disclosure is necessary to comply with securities Laws, and does not extend to disclosure of any other information, including: (a) any portion of any materials to the extent not related to the tax treatment or tax structure of the transactions contemplated herein; (b) the identities of participants or potential participants in the transactions contemplated herein; (c) the existence or status of any negotiations; (d) any pricing or financial information (except to the extent such pricing or financial information is related to the tax treatment or tax structure of the transactions contemplated herein); or (e) any other term or detail not relevant to the tax treatment or tax structure of the transactions contemplated herein.

Section 7.3     Non-Competition and Non-Solicitation.

(a)     For a period of four (4) years commencing on the Closing Date (the “Restricted Period”), no Seller Party shall, or permit any of its Affiliates to, directly or indirectly, except in connection with employment with Buyer or its Affiliates: (i) engage in or assist others in engaging in the Business, in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant, in any geographic area served by Seller as of the Closing Date (the “Restricted Territory”); (ii) have a direct or indirect financial interest in any Person that engages in the Business in the Restricted Territory; or (iii) intentionally induce or encourage, or intentionally cause, any actual or prospective client, customer, supplier or licensor of the Business (including any existing or former client or customer of Seller and any Person that becomes a client or customer of the Business after the Closing), or any other Person who has a business relationship with the Business, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, the Seller Parties, in the aggregate, may own, directly or indirectly, solely as an investment, less than five percent (5%) of any class of securities of any Person (A) traded on any national securities exchange or (B) engaged solely in private equity investing, provided no Seller Party is a controlling Person of, or a member of a group which controls, any such Person.

(b)     During the Restricted Period, no Seller Party shall, or permit any of its Affiliates to, directly or indirectly, hire or solicit any person who is offered employment by Buyer pursuant to Section 7.4(a) or is or was employed in the Business during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general advertisement or solicitation which is not directed specifically to any such employees, including advertisements or solicitations through newspapers, trade publications, job boards, periodicals, radio or internet database, or efforts by any recruiting or employment agencies.

(c)     The Seller Parties acknowledge that a breach or threatened breach of this Section 7.3 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and each hereby agrees that, in the event of a breach or a threatened breach by any Seller Party of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction.

(d)     The Seller Parties acknowledge that the restrictions contained in this Section 7.3 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 7.3 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 7.3 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

(e)     The Shareholders acknowledge that the restrictions set forth in this Section 7.3 and in Section 7.2 are in addition to any restrictions of a similar nature or regarding a similar subject matter that are included in the Employment Agreements.

Section 7.4     Employee Matters and Employee Benefits.

(a)     At or before the Closing, Buyer or an Affiliate of Buyer shall offer to hire, as of the Effective Time, all employees of Seller listed on Schedule 7.4(a) attached hereto (the “Eligible Employees”), contingent on each Eligible Employee’s completion of I-9 and E-Verify processes in a manner reasonably satisfactory to Buyer and compliant with applicable Law (such Eligible Employees who, after the Closing, are employed by Buyer or an Affiliate of Buyer being referred to herein as the “Hired Employees”). During the period commencing at the Closing and ending on the date which is twelve (12) months from the Closing, Buyer or an Affiliate of Buyer shall provide each Hired Employee with at least the same base salary (and target bonus opportunity with respect to Jason Vacare and Donny Kuhlenbeck) and employee benefits, that are, in the aggregate, substantially comparable to the salary (and target bonus opportunity with respect to Jason Vacare and Donny Kuhlenbeck) and employee benefits provided by Seller immediately prior to the Closing to such employee. Nothing in this Agreement shall be construed to create a right in any Eligible Employee to employment or retention by Buyer or any of its Affiliates for any specific period of time, and, subject to any agreement between any such Eligible Employee and Buyer or any of its Affiliates, the employment or retention of each Eligible Employee who is employed or retained by Buyer or any of its Affiliates after the Closing shall be on an “at-will” basis.

(b)     Effective as of the Effective Time, Buyer shall, or shall cause an Affiliate of Buyer to, cause each Employee Plan (other than Buyer’s, or its Affiliate’s, 401(k) retirement plan) maintained by Buyer or an Affiliate of Buyer in which any Hired Employee is or becomes eligible to participate (the “Buyer Employee Plans”), if any, to (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such Hired Employees, expect to the extent such pre-existing conditions, exclusions or waiting periods applied under any Employee Plan maintained by Seller in effect immediately prior to the Closing; and (ii) treat the prior service of each such employee with Seller as service rendered to Buyer for all purposes (including for vacation accrual, vesting, eligibility and level of benefit purposes), but only to the extent that such service crediting does not violate any applicable Law or result in duplication of benefits for the same period of service.

(c)     With respect to fully-insured health and welfare benefits such as medical, prescription drug, dental, vision, short-term disability, long-term disability, group term life and accidental death and dismemberment benefits and workers’ compensation benefits, Seller shall remain responsible for any premiums due and owing for coverage before the Effective Time, and to the extent Seller’s fully-insured health and welfare Employee Plans are assumed by Buyer, Buyer or its Affiliates shall assume responsibility for any premiums due and owing for coverage from and after the Effective Time.

(d)     The provisions of this Section 7.4 are for the sole benefit of the parties hereto and nothing herein, whether express or implied, is intended or shall be construed to confer upon or give to any Person (including, for the avoidance of doubt, any employee of Seller), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (including, with respect to the matters provided for in this Section 7.4) under or by reason of any provision of this Agreement.

(e)     Seller and Buyer intend that the transactions contemplated by this Agreement should not be treated as a separation, termination or severance of employment with respect to any Hired Employee for purposes of any Seller Employee Plan that provides for separation, termination or severance benefits.

(f)     Seller shall be responsible for all Liabilities, if any, under the WARN Act and under all local and state Laws similar to the WARN Act, including any obligations to provide notices, payments or benefits required under the WARN Act (and under all local and state Laws similar to the WARN Act) and any Liabilities for penalties resulting from violation of any requirement thereof as a result of the failure of Seller to comply with the terms of this Agreement or the actions or inactions of Seller prior to the Closing Date.

(g)     From and after the Closing, Buyer and the “buying group” (as defined in Treasury Regulations Section 54.4980B-9, Q&A-3(b)) of which it is a part shall be solely responsible for providing COBRA continuation coverage pursuant to (i) Section 4980B(f) of the Code, Part 6 of Subtitle B of Title I of ERISA and similar applicable state Law to those individuals who are M&A qualified beneficiaries (as defined in Treasury Regulations Section 54.4980B-9, Q&A-4(a)) with respect to the transactions contemplated by this Agreement (the “M&A Qualified Beneficiaries”), and (ii) Title III of Division B of the American Recovery and Reinvestment Act of 2009, as amended, and all guidance promulgated thereunder, to the extent applicable with respect to the M&A Qualified Beneficiaries.

Section 7.5     Transfer Taxes. All sales, use, transfer, value added, recording, registration, notary, stamp, stamp duty or similar Taxes and fees, and all recording costs arising out of the transfer of the Acquired Assets pursuant to this Agreement and all costs and expenses incurred in connection with the transferring and recording of title to the Acquired Assets (collectively, the “Transfer Taxes”) shall be borne and paid one-half (1/2) by Seller and one-half (1/2) by Buyer. Each Tax Return relating to such Transfer Taxes shall be timely prepared and filed by the party hereto required by Law to file such Tax Return, and the other party shall cooperate in the preparation and filing thereof. The non-filing party shall advance to the filing party its portion of any Transfer Taxes reflected on any such Tax Return. Seller Representative and Buyer shall timely sign and deliver (or to cause to be timely signed and delivered) such certificates or forms as may be necessary or appropriate and otherwise cooperate to establish any available exemption from (or otherwise reduce) such Transfer Taxes.

Section 7.6     Cooperation on Tax Matters.

(a)     Buyer and Seller shall, or shall cause their respective Affiliates to, furnish or cause to be furnished to each other, as promptly as practical, at the requesting party’s expense, such information and assistance relating to the Business, the Acquired Assets and the Assumed Liabilities as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other filings relating to Tax matters, for the preparation of any Tax audit, for the preparation of any Tax protest or for the prosecution or defense of any action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice relating to Tax matters (except in connection with any such action, suit, hearing, investigation, charge, complaint, claim, demand or other proceeding between Buyer, on the one hand, and any Seller Party, on the other hand). After the Closing Date, to the extent that Buyer receives any refund or similar payment of Taxes that constitutes an Excluded Asset, Buyer shall promptly reimburse Seller for any such amount received (net of any applicable Taxes and all reasonable costs and expenses).

(b)     The parties hereto further agree, upon the request of the other party, to use their reasonable best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby), but excluding any Tax clearance or similar certificates with respect to Seller, the Acquired Assets or the Business from applicable Governmental Authorities.

(c)     With respect to any Tax based on value assessed against or upon any of the Acquired Assets for a taxable period that includes (but does not end on) the Closing Date (each, a “Straddle Period”), Seller will pay the amount of any such Tax attributable to the portion of the Straddle Period ending on the Closing Date and Buyer will pay the amount of any such Tax attributable to the portion of the Straddle Period beginning after the Closing Date, in each case based on a daily allocation determined by comparing the number of calendar days in the applicable portion of the Straddle Period to the number of calendar days in the entire Straddle Period. Each party hereto agrees to cooperate with each other party in paying or reimbursing Tax obligations in accordance with this Section 7.6(c). This Section 7.6(c) does not apply to Transfer Taxes that are governed by Section 7.5.

Section 7.7     Misdirected Payments. Following the Closing, to the extent that Buyer or its Affiliates receives any checks, cash or other form of payment that is the property of Seller (after giving effect to the transactions contemplated hereby), Buyer shall promptly send the same to Seller. Following the Closing, to the extent that Seller or its Affiliates receives any checks, cash or other form of payment that is the property of Buyer (after giving effect to the transactions contemplated hereby), Seller shall promptly return the same to Buyer.

Section 7.8     Consents. Notwithstanding anything herein to the contrary, this Agreement shall not constitute an agreement to assign any Assumed Contract, claim or other right if the assignment or attempted assignment thereof without the Consent of another Person would: (a) constitute a breach thereof or materially adversely affect the Business; (b) be ineffective or render the Assumed Contract void or voidable; or (c) materially affect the rights of Seller thereunder so that Buyer would not, in fact, receive all such rights. In any such event, Seller shall cooperate in any reasonable arrangement designed to provide for Buyer the benefits under any such Assumed Contract, claim or right, including enforcement of any and all rights of Seller against the other Person arising out of the breach or cancellation by such other Person or otherwise. After the Closing, as requested by Buyer, Seller shall reasonably cooperate with Buyer to assist in obtaining the consent to the assignment of such Assumed Contract, claim or right.

Section 7.9     Bulk Sales. Buyer and Seller hereby waive compliance with any applicable “bulk sales” or other similar Law in connection with the transactions contemplated hereby.

Section 7.10     Books and Records.

(a)     In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of three (3) years after the Closing, Buyer shall: (i) retain the books and records (including personnel files) included within the Acquired Assets relating to periods prior to the Closing; and (ii) upon execution of a confidentiality agreement in a form reasonably satisfactory to Buyer by Seller, afford Seller Representative reasonable access (including the right to make, at the expense of Seller, photocopies) during normal business hours and upon reasonable notice, to such books and records.

(b)     In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of three (3) years following the Closing, Seller shall retain the books and records (including personnel files) of Seller not included within the Acquired Assets and which relate to the Business and its operations for periods prior to the Closing.

(c)     None of the parties shall be obligated to provide the other parties with access to any books or records (including personnel files) pursuant to this Section 7.10 where such access would violate any applicable Law.

Section 7.11     Change of Name. Within ten (10) Business Days after the Closing Date, Seller shall: (a) amend its articles of organization, and take all other actions necessary to change its name to one sufficiently dissimilar to its present name to avoid confusion; (b) take all actions reasonably requested by Buyer to enable Buyer to change its name to Seller’s present name or a similar name; and (c) cease to use its present name, any derivations thereof and any name confusingly similar except in connection with Tax Returns and for similar purposes relating to periods prior to the Effective Time.

Section 7.12     Insurance Matters. Following the Closing Date, the Seller Parties shall not intentionally terminate or cancel any commercial general liability, umbrella liability, product liability, errors and omissions (professional liability), workers’ compensation or property insurance policies which provide insurance coverage to Seller or the Business and have been paid for as of the Closing Date, such that such coverage shall continue to be available following the Closing Date related to occurrences, events, conditions, acts or omission occurring prior to the Closing Date (or other Excluded Liabilities). For a period of not fewer than three (3) years commencing on the Closing Date, Seller shall maintain its existence as a Georgia limited liability company in good standing and shall not liquidate (or than distributions of the Purchase Price), wind up or dissolve. The Seller Parties shall cooperate with Buyer and take such actions as are necessary to enable Buyer to access the benefit of such insurance, to issue notice of claims under any such policy, to present such claims for payment and to collect insurance proceeds related thereto. Promptly following the Closing, the Seller Parties shall purchase, at the Seller Parties’ expense, a “discontinued products liability policy” providing coverage for a period of three (3) years from the Closing Date. The Seller Parties shall provide Buyer with a copy of such insurance policy.

ARTICLE VIII
CLOSING DELIVERABLES

Section 8.1     Closing Deliverables of Seller. At the Closing, Seller shall deliver to Buyer the following:

(a)     evidence reasonably satisfactory to Buyer of the receipt of all approvals, consents, ratifications, waivers and other authorizations set forth on Schedule 8.1(a) and any Governmental Approvals otherwise necessary for the consummation of the transactions contemplated by this Agreement and the other Transaction Documents;

(b)     the Escrow Agreement, duly executed by Seller Representative;

(c)     the Employment Agreements, duly executed by each Shareholder;

(d)     a bill of sale, substantially in the form attached hereto as Exhibit C (the “Bill of Sale”), duly executed by Seller, transferring the tangible personal property included in the Acquired Assets to Buyer;

(e)     an assignment and assumption agreement, substantially in the form attached hereto as Exhibit D (the “Assignment and Assumption Agreement”), duly executed by Seller, effecting the assignment to, and assumption by, Buyer of the Acquired Assets and the Assumed Liabilities;

(f)     an assignment, substantially in the form attached hereto as Exhibit E (the “Intellectual Property Assignment”), duly executed by Seller, transferring all of Seller’s right, title and interest in and to the Acquired Intellectual Property to Buyer;

(g)     a real property lease agreement, substantially in the form attached hereto as Exhibit F (the “Facilities Lease”), duly executed by JST Capital, LLC, a wholly-owned Subsidiary of Pritech, as lessor, providing for the lease to Buyer of the facilities utilized by Seller in the Business located at 4519 Bankhead Highway, Douglasville, Georgia 30134;

(h)     an affidavit, in compliance with Treasury Regulation Section 1.1445-2(b) and dated as of the Closing Date, duly executed by Pritech and certifying that Pritech is not a “foreign person” for purposes of Section 1445 of the Code;

(i)     evidence, satisfactory to Buyer, of full and complete payment of all Indebtedness of Seller and releases with respect to all Liens (other than Permitted Encumbrances) encumbering any of Seller’s assets (or payoff letters with respect thereto, including with respect to the Printer Leases, satisfactory to Buyer);

(j)     all Governmental Licenses, if any, to be transferred pursuant to Section 2.2(f), in a form reasonably acceptable to Buyer;

(k)     a certificate of the Secretary of each of Pritech and Seller: (i) certifying that attached thereto are true and complete copies of all resolutions adopted by such entity’s board of directors, shareholders, members or managers (or similar governing body), as applicable, authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which such entity is a party and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect; and (ii) certifying as to the incumbency of the officers of such entity executing this Agreement and the other Transaction Documents on behalf of such entity;

(l)     a certificate, dated not earlier than the tenth (10th) Business Day prior to the Closing Date, of the Secretary of State of the State of Georgia and in each state in which Seller is qualified to conduct business, stating that Seller is in good standing or has comparable active status in such state; and

(m)     all other agreements, certificates, instruments and documents reasonably requested by Buyer in order to fully consummate the transactions contemplated by this Agreement.

Section 8.2     Closing Deliverables of Buyer.

(a)     At the Closing, Buyer shall deliver to Seller the following:

(i)     the Purchase Price less the Escrow Amount (which Escrow Amount Buyer shall deliver to the Escrow Agent pursuant to the Escrow Agreement);

(ii)     the Escrow Agreement, duly executed by Buyer;

(iii)     the Employment Agreements, duly executed by Buyer;

(iv)     the Assignment and Assumption Agreement, duly executed by Buyer;

(v)     the Intellectual Property Assignment, duly executed by Buyer;

(vi)     the Facilities Lease, duly executed by Buyer;

(vii)     a certificate of the Secretary of Buyer: (i) certifying that attached thereto are true and complete copies of all resolutions adopted by Buyer Parent as the sole member of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect; and (ii) certifying as to the incumbency of the officers of Buyer executing this Agreement and the other Transaction Documents on behalf of Buyer; and

(viii)     all other agreements, certificates, instruments and documents reasonably requested by Seller in order to fully consummate the transactions contemplated by this Agreement.

(b)     At the Closing, Buyer shall pay to, or for the benefit of, Banc of America Leasing & Capital, LLC, on behalf of Seller, the amounts necessary to satisfy in full and terminate the Printer Leases as of the Effective Time.

ARTICLE IX
INDEMNIFICATION

Section 9.1     Survival. The representations and warranties in this Agreement and the Closing Documents shall survive the Closing until the date that is one (1) year after the Closing Date, except that any claim for fraud or intentional misrepresentation shall survive forever and the representations and warranties set forth in Sections 5.1, 5.4(a), 5.5, 5.6, 5.7, 5.11, 5.18, 5.19, 6.1, 6.2 and 6.3 (the “Fundamental Representations”) shall survive in perpetuity (subject to any applicable statute of limitations) (each such time period, as applicable, is referred to as the “Survival Period”); provided, however, that any representation or warranty in respect of which indemnity may be sought under this Article IX, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Article IX if notice of the breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to the expiration of the applicable Survival Period. All covenants and agreements of the parties contained in this Agreement and the Closing Documents which by their terms do not contemplate performance after the Closing shall terminate as of the Closing Date, and all covenants and agreements of the parties contained in this Agreement or the Closing Documents which by their terms contemplate performance after the Closing shall survive for the period so specified or until they are otherwise terminated or performed in accordance with their respective terms.

Section 9.2     General Indemnification.

(a)     Indemnification Obligations of the Seller Parties. From and after the Closing, the Seller Parties shall be liable for, and shall jointly and severally indemnify Buyer and its Affiliates, shareholders, partners, members, officers, directors, employees, agents, representatives, successors and permitted assigns (collectively, the “Buyer Indemnified Parties”) with respect to, and save and hold each of them harmless against, any loss, Liability, claim, action, cause of action, cost, damage, deficiency, Tax or expense, whether or not arising out of third-party claims (including interest, penalties and reasonable attorneys’, consultants’ and experts’ fees and expenses and all amounts paid in defense or settlement of any of the foregoing) (collectively, “Losses” and each, a “Loss”; provided, however, that “Loss” or “Losses” shall not include indirect, consequential, punitive or exemplary damages, unless awarded to a third party that is not a party hereto or an Affiliate of a party hereto in connection with a third-party claim), which any such Buyer Indemnified Party suffers, sustains or becomes subject to, as a result of, in connection with or relating to:

(i)     any breach of any representation or warranty of the Seller Parties under Article V of this Agreement or in any Closing Document; provided, however, that, for purposes of determining the amount of any Losses resulting from, relating to or arising out of such breach, any such representation or warranty that is qualified by “Material Adverse Effect,” “materiality”, “materially” or “material” shall be read and given effect as if no such qualifier were contained therein;

(ii)     any nonfulfillment or breach of any covenant or agreement by any Seller Party under this Agreement or any Closing Document;

(iii)     any Excluded Assets; or

(iv)     any Excluded Liabilities.

(b)     Indemnification Obligations of Buyer Parties. From and after the Closing, Buyer and Buyer Parent (collectively, the “Buyer Parties”) shall be liable for, and shall jointly and severally indemnify Seller and its Affiliates, shareholders, partners, members, officers, directors, employees, agents, representatives, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) with respect to, and save and hold each of them harmless against, any Losses which any such Seller Indemnified Party suffers, sustains or becomes subject to, as a result of, in connection with or relating to:

(i)     any breach of any representation or warranty of Buyer under Article VI of this Agreement or in any Closing Document; provided, however, that, for purposes of determining the amount of any Losses resulting from, relating to or arising out of such breach, any such representation or warranty that is qualified by “Material Adverse Effect,” “materiality”, “materially” or “material” shall be read and given effect as if no such qualifier were contained therein;

(ii)     any nonfulfillment or breach of any covenant or agreement by Buyer under this Agreement or in any Closing Document; or

(iii)     any Assumed Liabilities.

Section 9.3     Limitations on Indemnification.

(a)     Notwithstanding the other provisions of this Article IX, neither the Seller Parties, on the one hand, nor the Buyer Parties, on the other hand, shall be required to indemnify the Buyer Indemnified Parties or the Seller Indemnified Parties, as the case may be, pursuant to Section 9.2(a)(i) or Section 9.2(b)(i), as the case may be, until the aggregate of all Losses related thereto (other than Losses arising out of breaches of the Fundamental Representations or arising out of any fraud or intentional misrepresentation of any Seller Party or Buyer) suffered by the Buyer Indemnified Parties or the Seller Indemnified Parties, as the case may be, exceeds Forty-Four Thousand and No/100 Dollars ($44,000.00) (the “Deductible”), after which, the Buyer Indemnified Parties or the Seller Indemnified Parties, as the case may be, shall be entitled to indemnification only for the amount of such Losses in excess of the Deductible, but subject to Section 9.3(b).

(b)     Notwithstanding the other provisions of this Article IX (but except as otherwise provided in Section 9.11), (i) the Seller Parties shall not be required to make indemnification payments (A) pursuant to Section 9.2(a)(i) (other than in respect of any Fundamental Representation or arising out of any fraud or intentional misrepresentation of any Seller Party) in excess of Eight Hundred Eighty Thousand and No/100 Dollars ($880,000.00) (the “Special Cap”) or (B) pursuant to Section 9.2(a)(i), Section 9.2(a)(ii), Section 9.2(a)(iii), Section 9.2(a)(iv) or otherwise under this Agreement, in the aggregate, in excess of the Purchase Price; and (ii) the Buyer Parties shall not be required to make indemnification payments (A) pursuant to Section 9.2(b)(i) (other than in respect of any Fundamental Representation or arising out of any fraud or intentional misrepresentation of Buyer) in excess of the Special Cap or (B) pursuant to Section 9.2(b)(i), Section 9.2(b)(ii), Section 9.2(b)(iii) or otherwise under this Agreement, in the aggregate, in excess of the Purchase Price.

Section 9.4     Indemnification Procedure for Matters Involving Third Parties.

(a)     Promptly following receipt by any Buyer Indemnified Party or any Seller Indemnified Party, as the case may be (each an “Indemnitee”), of notice by a third party (including any Governmental Authority) of any matter or event, complaint, dispute or claim or the commencement of any action or proceeding with respect to which such Indemnitee may be entitled to receive payment from an Indemnitor for any Losses under this Article IX, such Indemnitee shall notify in writing Seller (by notice to Seller Representative as provided herein) or Buyer, as the case may be (the “Indemnitor”), and provide to the Indemnitor: (i) a reasonably detailed description of the claim; (ii) copies of all relevant documentation relating to such claim; (iii) the basis for indemnification, including reference to the provisions hereof under which the Indemnitee believes it is entitled to indemnification; (iv) the Indemnitee’s good faith estimate of the amount of its Losses; and (v) in the event of a proceeding instituted against an Indemnitee by a Person other than an Indemnitor or another Indemnitee, such other non-confidential information as such Indemnitee may have regarding such claim; provided, however, that the failure to give prompt notice shall not relieve the Indemnitor from such party’s obligations under this Article IX unless, and only to the extent that, such failure shall have actually and materially prejudiced the rights and defenses otherwise available to the Indemnitor with respect to such claim. The Indemnitor shall have the right, upon written notice delivered to the Indemnitee within twenty (20) days thereafter, to assume responsibility (subject to the limitations set forth in this Agreement) for any Losses resulting from such action or proceeding, in which case, the Indemnitor shall assume the defense of such audit, investigation, action or proceeding and shall employ counsel reasonably satisfactory to the Indemnitee and pay the fees and disbursements of such counsel; provided, however, that, as a condition precedent to Indemnitor assuming the defense of such claim, Indemnitor must first: (x) agree in writing to be responsible for all Losses arising therefrom (subject to the limitations in Section 9.3, as applicable) without any reservations of rights, defenses or similar claims; (y) demonstrate to the Indemnitee its financial ability to provide full indemnification for such Losses; and (z) demonstrate that, after giving effect to the application of the limitations in Section 9.3, as applicable, Indemnitor is reasonably likely to be responsible for a greater portion of the Losses than Indemnitee. For the avoidance of doubt, the defense of any claim includes the obligation to post all appeal bonds, securities, guaranties or similar obligations in connection with such claim or any action, lawsuit, proceeding or investigation related thereto.

(b)     The Indemnitee shall be entitled to participate, at its own expense, in the defense of such claim and to employ counsel of its choice for such purpose and Indemnitee shall cooperate in good faith with the Indemnitor and its counsel in the defense or compromise of any claims. The Indemnitee (and not the Indemnitor) shall be entitled to assume control of such defense and the Indemnitor shall pay the fees and expenses of counsel retained by the Indemnitee if: (i) the claim for indemnification relates to, or arises in connection with, any criminal proceeding, action, indictment, allegation or investigation; (ii) the claim seeks an injunction or equitable relief against the Indemnitee; (iii) a conflict of interest exists between the Indemnitor and the Indemnitee; (iv) an adverse outcome of the claim could reasonably be expected to have a material adverse effect on the Indemnitee or its business; or (v) the Indemnitor failed or is failing to vigorously prosecute or defend such claim. In the event, however, that the Indemnitor declines or fails to assume the defense of the audit, investigation, action or proceeding on the terms provided above or to employ counsel reasonably satisfactory to the Indemnitee, in either case within such twenty (20)-day period, then any Losses shall include the reasonable fees and disbursements of counsel for the Indemnitee as incurred. In any audit, investigation, action or proceeding for which indemnification is being sought hereunder, the Indemnitee or the Indemnitor, whichever is not assuming the defense of such action, shall have the right to participate in such matter and to retain its own counsel at such party’s own expense. The Indemnitor or the Indemnitee (as the case may be) shall, at all times, use reasonable efforts to keep the Indemnitee or the Indemnitor (as the case may be) reasonably apprised of the status of the defense of any matter the defense of which it is maintaining, including the status of any related insurance claim, and to cooperate in good faith with each other with respect to the defense of any such matter.

(c)     No Indemnitee may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnitor (which consent shall not be unreasonably withheld, conditioned or delayed), unless: (i) the Indemnitor fails to assume and maintain the defense of such claim pursuant to Section 9.4(a); and (ii) such settlement, compromise or consent includes an unconditional release of the Indemnitor and its officers, directors, employees and Affiliates from all Liability arising out of such claim. An Indemnitor may not, without the prior written consent of the Indemnitee, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless: (x) such settlement, compromise or consent includes an unconditional release of the Indemnitee and its officers, directors, employees and Affiliates from all Liability arising out of such claim; (y) does not contain any admission or statement suggesting any wrongdoing or Liability on behalf of the Indemnitee; and (z) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnitee or any of the Indemnitee’s Affiliates.

Section 9.5     Indemnification Procedures for Matters not Involving Third Parties. In the event any Indemnitor shall have an indemnification claim against any Indemnitee under Section 9.2(a) or Section 9.2(b), as applicable, that does not involve a third-party claim being asserted against, or sought to be collected from, such Indemnitee, the Indemnitee shall deliver notice of such claim to the Indemnitor. The failure by any Indemnitee so to notify the Indemnitor shall not relieve the Indemnitor from any liability that it may have to such Indemnitee, except to the extent that the Indemnitor is actually and materially prejudiced by the Indemnitee’s failure to give such notice. If the Indemnitor does not notify the Indemnitee within thirty (30) days following its receipt of such notice that the Indemnitor disputes its liability to the Indemnitee under Section 9.2(a) or Section 9.2(b), as applicable, then such claim specified by the Indemnitee in such notice shall be conclusively deemed a liability of the Indemnitor under Section 9.2(a) or Section 9.2(b), as applicable, and the Indemnitor shall pay the amount of such liability to the Indemnitee on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined.

Section 9.6     Subrogation; Insurance. The Indemnitor shall not be subrogated to any defenses, claims or setoffs which the Indemnitee asserted or could have asserted with respect to any third-party claim as to which the Indemnitor is required to provide indemnification pursuant to this Article IX.

Section 9.7     Insurance Net Effect. If, prior to the settlement and payment of a claim for Losses by any Indemnitor, any Indemnitee receives a payment from an insurance carrier in connection with the Losses to which such claim relates, then the amount of Losses recoverable by such Indemnitee under this Article IX for such claim shall be reduced by the amount of such insurance payment received, net of any increase in premiums to be paid by the Indemnitor related to the insurance carrier’s payment of such claim. If any Indemnitee receives any insurance payment in connection with any claim for Losses for which it already received payment from an Indemnitor, then, within thirty (30) days after receiving such insurance payment, such Indemnitee shall pay to such Indemnitor the amount of the insurance payments received, net of any increase in premiums to be paid by such Indemnitee related to the insurance carrier’s payment of such claim.

Section 9.8     Tax Net Effect. Notwithstanding anything to the contrary contained herein, the parties acknowledge that any net Tax benefit actually realized in the taxable year in which the Loss occurs by an Indemnitee as a result of the incurrence or payment of Losses shall be taken into account in the calculation of the Losses incurred or suffered by such Indemnitee.

Section 9.9     Mitigation. Each party hereto shall (and shall cause its Affiliates to) use commercially reasonable efforts to pursue any legal rights and remedies available in order to mitigate the Losses for which indemnification may be provided to it under this Article IX.

Section 9.10     Tax Treatment. Any indemnity payments made pursuant to this Article IX will be treated by the parties hereto as an adjustment to the purchase price for income Tax purposes to the maximum extent permitted by applicable Law.

Section 9.11     Exclusive Remedies.  Except for any claim for equitable relief, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud or intentional misrepresentation of a party hereto in connection with the transactions contemplated by this Agreement or the Closing Documents) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement or the Closing Documents shall be pursuant to the indemnification provisions set forth in this Article IX.  Nothing in this Section 9.11 shall limit any Person’s right to seek and obtain any equitable relief to which such Person shall be entitled or to seek any remedy on account of any party’s fraud or intentional misrepresentation.

ARTICLE X
MISCELLANEOUS

Section 10.1     Authorization of Seller Representative. Seller (“Seller Representative”) is hereby appointed, authorized and empowered to act on behalf of each Seller Party in connection with, and to facilitate the consummation of, the transactions contemplated by this Agreement, to receive notices on behalf of each Seller Party pursuant to Section 10.8 and to perform any and all activities contemplated by the Transaction Documents (other than the Employment Agreements) on each Seller Party’s behalf for the purposes and with the powers and authority set forth in this Section 10.1, including, except with respect to the Employment Agreements: (a) disputing or refraining from disputing any claim made by Buyer under the Transaction Documents; (b) negotiating and compromising any dispute which may arise under the Transaction Documents; and (c) exercising or refraining from exercising any remedies available under the Transaction Documents. Seller Representative will not be entitled to any fee, commission or other compensation for the performance of Seller Representative’s service hereunder, but will be entitled to the payment of all out-of-pocket expenses incurred as Seller Representative. Buyer and Seller may conclusively and absolutely rely, without inquiry, upon any decision, act, consent or instruction of Seller Representative as being the decision, act, consent or instruction of each Seller Party on all matters referred to in this Section 10.1 and shall be protected from any Liability for any action taken in reliance thereon. By the execution hereof, Seller Representative acknowledges and agrees to his appointment hereunder.

Section 10.2     Press Releases and Public Announcements. No party hereto shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other parties hereto; provided, however, that any such party may make any public disclosure it believes in good faith is required by applicable Law or any stock exchange requirement.

Section 10.3     No Third-Party Beneficiaries. Except as provided in Article IX, this Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns.

Section 10.4     Entire Agreement. This Agreement (including the documents referred to herein) and the other Transaction Documents constitute the entire agreement between and among the parties hereto and supersede any prior understandings, agreements or representations by or between or among such parties, written or oral, with respect to the subject matter hereof. In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules or the Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule), the statements in the body of this Agreement will control.

Section 10.5     Succession and Assignment. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. Except as hereinafter set forth, no party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party. Notwithstanding the foregoing, Buyer may assign any or all of its rights and interests hereunder to one or more of its Affiliates or to any subsequent purchaser of Buyer or any of its Affiliates (whether by merger, consolidation, sale of stock, sale of assets or otherwise).

Section 10.6     Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together, shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the others. In the execution of this Agreement, facsimile or scanned and e-mailed manual signatures shall be fully effective for all purposes.

Section 10.7     Headings. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.8     Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon confirmation of receipt) by delivery in person, by facsimile, e-mail (followed by overnight courier) or by registered or certified mail (postage prepaid, return receipt requested) to the intended recipient as follows:

If to any Seller Party or Seller Representative, to:

Jonathan Hartley

4519 Bankhead Highway

Douglasville, Georgia 30134
E-mail: jonathan.hartley@carouseldesigns.com

Fax: (678) 384-6003

with a copy (which shall not constitute notice to any Seller Party or Seller Representative) to:

1600 Atlanta Financial Center

3343 Peachtree Road N.E.

Atlanta, Georgia 30326
Attn: Christopher E. Maxwell
E-mail:      cmaxwell@mmmlaw.com

Fax: (404) 365-9532

If to Buyer, to:

Physical address:

Carousel Acquisition, LLC
916 South Burnside Avenue

Gonzales, Louisiana 70737

Attn: Mr. E. Randall Chestnut

E-mail: rchestnut@crowncrafts.com

Fax: (225) 647-9112

or

Mailing address:

Carousel Acquisition, LLC
P.O. Box 1028

Gonzales, Louisiana 70707

Attn: Mr. E. Randall Chestnut

E-mail: rchestnut@crowncrafts.com

Fax: (225) 647-9112

with a copy (which shall not constitute notice to Buyer) to:

Rogers & Hardin LLP

2700 International Tower

229 Peachtree Street, NE

Atlanta, Georgia 30303

Attn: Jody L. Spencer, Esq.

E-mail: jspencer@rh-law.com

Fax: (404) 230-0972

Any party hereto may change the address to which notices, requests, claims, demands and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner herein set forth.

Section 10.9     Governing Law; Waiver of Jury Trial. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE DOMESTIC LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE. THE PARTIES HEREBY EXPRESSLY WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT BY OR AGAINST ANY OF THEM RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.10     Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto. No waiver by any party hereto of any provision of this Agreement or any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation or breach of warranty or covenant.

Section 10.11     Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, then such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 7.3(d), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.12     Expenses. Unless otherwise specified in this Agreement, fees and expenses related to this Agreement and the transactions contemplated by this Agreement, including any and all broker’s or finder’s commissions or fees and the fees and expenses of attorneys and accountants, shall be paid by the party incurring such fees or expenses.

Section 10.13     Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The parties hereto intend that each representation, warranty and covenant contained herein shall have independent significance. If any party hereto has breached any representation, warranty or covenant contained herein in any respect, then the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that such party has not breached shall not detract from or mitigate the fact that such party is in breach of the first representation, warranty or covenant.

Section 10.14    Incorporation of Exhibits, Schedules and Disclosure Schedule. The Exhibits, Schedules and Disclosure Schedule identified in this Agreement are incorporated herein by reference and made a part hereof.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement, or caused this Agreement to be executed and delivered, all as of the date first above written.

BUYER:

CAROUSEL ACQUISITION, LLC

By:	/s/ E. Randall Chestnut
E. Randall Chestnut
President

SELLER:

CAROUSEL DESIGNS, LLC

By:	/s/ Jonathan Hartley
Jonathan Hartley
Chief Executive Officer

PRITECH:

PRITECH, INC.

By:	/s/ Jonathan Hartley
Jonathan Hartley
President

SHAREHOLDERS:

/s/ Jonathan Hartley
JONATHAN HARTLEY

/s/ Allan Sicat
ALLAN SICAT

[Signature Page to Asset Purchase Agreement]